[FILED PURSUANT TO RULE 433]

TERM SHEET SUPPLEMENT

For use with base prospectus dated August 25, 2005

Residential Accredit Loans, Inc.

Depositor

Residential Funding Corporation

Sponsor and Master Servicer

QO Program

Mortgage Asset-Backed Pass-Through Certificates

(Issuable in Series)

The Trusts

Each RALI trust will be established to hold assets transferred to it by the depositor. The assets of each trust will be specified in the prospectus supplement for the particular series of certificates and will generally consist of a pool of one- to four family residential first lien mortgage loans. The mortgage loans will be master serviced by Residential Funding Corporation.

The Certificates

The depositor will sell the offered certificates of any series pursuant to a prospectus supplement and the related base prospectus. The certificates will be issued in series, each having its own designation. Each series will be issued in one or more classes of senior certificates and one or more classes of subordinated certificates. Each class will evidence beneficial ownership of, and the right to a specified portion of future payments on, the mortgage loans and any other assets included in the related trust. A term sheet may accompany this term sheet supplement for any series and may set forth additional information about the mortgage loans, the certificates and the trust for that series.

You should consider carefully the risk factors beginning on page S-6 in this term sheet supplement.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING THE TOLL-FREE NUMBER SET FORTH IN ANY TERM SHEET RELATED TO THE OFFERING.

December 1, 2005

This term sheet supplement is not required to, and does not, contain all information that is required to be included in the related base prospectus and the prospectus supplement for any series. The information in this term sheet supplement is preliminary and is subject to completion or change.

The information in this term sheet supplement, if conveyed prior to the time of your commitment to purchase any of the offered certificates, supersedes information contained in any prior similar term sheet supplement and any other free writing prospectus relating to those offered certificates.

This term sheet supplement and any related term sheet for a series is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each referred to in this term sheet supplement as a Relevant Member State, each underwriter will represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to in this term sheet supplement as the Relevant Implementation Date, it has not made and will not make an offer of certificates to the public in that Relevant Member State prior to the publication of a prospectus in relation to the certificates which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of certificates to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the preceding paragraph, (i) “offer of certificates to the public” in relation to any certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the certificates to be offered so as to enable an investor to decide to purchase or subscribe the certificates, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and (ii) "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter will represent and agree that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act, referred to

S-2

in this term sheet supplement as FSMA) received by it in connection with the issue or sale of the certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the certificates in, from or otherwise involving the United Kingdom.

S-3

Important notice about information presented in any final term sheet for any class of offered certificates, this term sheet supplement and the related base prospectus with respect to any series of offered certificates

We provide information to you about the offered certificates of any series in three or more separate documents that provide progressively more detail:

•	the related base prospectus, dated August 25, 2005, which provides general information, some of which may not apply to your series of certificates;
•

this term sheet supplement, which provides general information about series of certificates issued pursuant to the depositor's QO program, some of which may not apply to the offered certificates of any series; and

•

one or more term sheets, which describe terms applicable to the classes of the series of offered certificates described therein and provides a description of certain collateral stipulations regarding the mortgage loans and the parties to the transaction.

The depositor’s principal offices are located at 8400 Normandale Lake Boulevard, Suite 250, Minneapolis, Minnesota 55437 and its telephone number is (952) 857-7000.

This term sheet supplement is being delivered to you solely to provide you with information about the offering of a series of certificates referred to in one or more term sheets and to solicit an offer to purchase the certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the certificates until the underwriter of the applicable certifcates has accepted your offer to purchase the certificates. You may withdraw your offer to purchase certificates at any time prior to receipt of notice of acceptance.

The certificates referred to in these materials are being sold when, as and if issued. The issuer is not obligated to issue such certificate or any similar security and the underwriter's obligation to deliver such certificate is subject to the terms and conditions of the underwriting agreement with the issuer for the applicable series and the availability of such certificate when, as and if issued by the issuer. You are advised that the terms of the certificates of any series, and the characteristics of the mortgage loan pool backing them described in this term sheet supplement and any term sheet for that series, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus for that series. You are advised that certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such certificates to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the underwriter does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

S-4

                  Table of Contents

                                                      Page
RISK FACTORS..........................................S-6
     Negative Amortization Loans and Deferred

     Standard Hazard Insurance and Primary Mortgage

     Book-Entry Registration of Certain of the

     Additional Yield Considerations Applicable

     Servicing and Other Compensation and Payment

     Special Tax Considerations Applicable to
     Residual Certificates...........................S-51
     Tax Return Disclosure and Investor List
     Requirements....................................S-51
     Penalty Protection..............................S-51
USE OF PROCEEDS......................................S-51
METHOD OF DISTRIBUTION...............................S-51
LEGAL OPINIONS.......................................S-51
RATINGS..............................................S-51
LEGAL INVESTMENT.....................................S-51
ERISA CONSIDERATIONS.................................S-51
S-5

[FILED PURSUANT TO RULE 433]

RISK FACTORS

The offered certificates of any series are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class.

The offered certificates are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this term sheet supplement and the related base prospectus in the context of your financial situation and tolerance for risk.

You should carefully consider, among other things, the following factors in connection with the purchase of the offered certificates:

Negative Amortization Loans and Deferred Interest
The yield on and weighted average lives of the certificates will be subject to negative amortization on the mortgage loans

The interest rates on the mortgage loans adjust monthly after an initial fixed rate period of generally one month or three months, but their minimum monthly payments adjust less frequently, subject to maximum interest rates, payments caps and other limitations. The initial interest rates on most of the mortgage loans are lower than the sum of the index applicable at origination and the related gross margin. During a period of rising interest rates, particularly prior to the first payment adjustment date, the amount of interest accruing on the principal balance of the mortgage loans may exceed the amount of the minimum monthly payment. As a result, a portion of the accrued interest on any mortgage loan may not be paid. That portion of accrued interest will become deferred interest that will be added to the principal balance of the related mortgage loan.

S-6

The amount of deferred interest, if any, with respect to mortgage loans for a given month will reduce the amount of interest collected on these mortgage loans that is available for distributions of interest on the certificates. The resulting reduction in interest collections on the mortgage loans will be offset, in part or in whole, by applying unscheduled payments of principal received on the mortgage loans to interest distributions on the certificates. For any distribution date, the remaining deferred interest, or net deferred interest, on the mortgage loans will be deducted from the interest payable to the certificates as described in the final term sheet for a class of certificates. Allocations of net deferred interest could, as a result, affect the weighted average life of the affected class of certificates. Only the amount by which unscheduled payments of principal received on the mortgage loans exceeds the amount of deferred interest on the mortgage loans and scheduled payments of principal will be distributed as a principal distribution on the certificates. The increase in the certificate principal balance of any class of certificates may increase the period of time during which the applicable class of certificates could absorb realized losses on the mortgage loans. We cannot predict the extent to which deferred interest will accrue on the mortgage loans, and therefore cannot predict the extent of the effect of the allocation of net deferred interest on the certificates.

Risk of Loss
Underwriting standards may affect risk of loss on the mortgage loans.

Generally, the mortgage loans have been originated using underwriting standards that are less stringent than the underwriting standards applied by certain other first lien mortgage loan purchase programs, such as those of Fannie Mae, Freddie Mac or the depositor’s affiliate, Residential Funding Mortgage Securities I, Inc. Applying less stringent underwriting standards creates additional risks that losses on the mortgage loans will be allocated to certificateholders.

Examples include
• mortgage loans secured by non-owner occupied properties;
• mortgage loans with relatively high loan-to-value ratios (i.e., the amount of the loan at origination is 80% or more of the value of the mortgaged property);
• mortgage loans with loan-to-value ratios greater than 80% at origination with no mortgage insurance;
• mortgage loans made to borrowers who are United States citizens employed abroad or citizens and residents of a foreign country;
• mortgage loans made to borrowers who have high debt-to-income ratios (i.e., the amount of debt service on the other debt of the borrower represents a large portion of his or her income); and
• mortgage loans made to borrowers whose income is not required to be disclosed or verified.

S-7

See “The Trusts—Underwriting Policies” and “Certain Legal Aspects of Mortgage Loans and Contracts” in the related base prospectus.
The return on your certificates could be reduced by shortfalls due to the Servicemembers Civil Relief Act.

The Servicemembers Civil Relief Act, as amended, or Relief Act, provides relief to borrowers who enter active military service and to borrowers in reserve status who are called to active duty after the origination of their mortgage loan. Current or future military operations of the United States may increase the number of borrowers who are in active military service, including persons in reserve status who have been called or will be called to active duty. The Relief Act provides generally that a borrower who is covered by the Relief Act may not be charged interest on a mortgage loan in excess of 6% per annum during the period of the borrower’s active duty. Any resulting interest shortfalls are not required to be paid by the borrower at any future time. The master servicer for the applicable series of certificates will not be required to advance these shortfalls as delinquent payments, and the shortfalls will not be covered by any form of credit enhancement on the certificates of that series. Interest shortfalls on the mortgage loans included in the trust established for any series due to the application of the Relief Act or similar legislation or regulations will be applied to reduce the accrued interest on each interest-bearing class of certificates of that series on a pro rata basis.

The Relief Act also limits the ability of the servicer to foreclose on a mortgage loan during the borrower’s period of active duty and, in some cases, during an additional three month period thereafter. As a result, there may be delays in payment and increased losses on the mortgage loans. Those delays and increased losses on the mortgage loans included in the trust established for any series will be borne primarily by the class of certificates of that series with a certificate principal balance greater than zero with the lowest payment priority.

We do not know how many mortgage loans have been or may be affected by the application of the Relief Act or similar legislation or regulations.

See the definition of Accrued Certificate Interest under “Description of the Certificates—Glossary of Terms” in this term sheet supplement and “Certain Legal Aspects of Mortgage Loans—Servicemembers Civil Relief Act” in the related base prospectus.

S-8

The return on your certificates may be affected by losses on the mortgage loans, which could occur due to a variety of causes.

Losses on mortgage loans may occur due to a wide variety of causes, including a decline in real estate values, as well as adverse changes in a borrower’s financial condition. A decline in real estate values or economic conditions nationally or in the regions where the mortgaged properties are concentrated may increase the risk of losses on the mortgage loans.

The return on your certificates may be particularly sensitive to changes in real estate markets in specific regions.

One risk of investing in mortgage-backed securities is created by any concentration of the related properties in one or more geographic regions. If the regional economy or housing market weakens in any region having a significant concentration of properties underlying mortgage loans included in the trust established for any series, the mortgage loans in that region may experience high rates of loss and delinquency, resulting in losses to holders of the related series of certificates. A region’s economic condition and housing market may be adversely affected by a variety of events, including natural disasters such as earthquakes, hurricanes, floods and eruptions, civil disturbances such as riots, by disruptions such as ongoing power outages, or terrorist actions or acts of war.

S-9

Several hurricanes, which struck Louisiana, Alabama, Mississippi, Texas and Florida in recent months, may have adversely affected mortgaged properties located in those states.  Generally, the mortgage pool does not include mortgage loans secured by mortgaged properties located in the federal emergency management agency (“FEMA”) designated individual assistance zones.  However, FEMA-designated individual assistance zones are subject to change from time to time by FEMA and, therefore, no assurance can be given that the mortgage pool is free of mortgage loans secured by mortgaged properties located in those areas.  Further, mortgage loans in the mortgage pool may be secured by mortgaged properties in FEMA-designated public assistance areas, which also may include mortgaged properties in areas that were affected by the hurricanes.  Residential Funding will make a representation and warranty that each mortgaged property underlying a mortgage loan included in the trust established for any series is free of damage and in good repair as of the closing date for that series.  In the event that a mortgaged property underlying a mortgage loan included in the trust established for any series is damaged as of the closing date for that series and that damage materially and adversely affects the value of or the interests of the holders of the certificates of that series in the related mortgage loan, Residential Funding will be required to repurchase the related mortgage loan from the trust.  Any such repurchases may shorten the weighted average lives of the certificates of that series.  We will not know how many mortgaged properties underlying the mortgage loans included in the trust established for any series will have been or may be affected by the hurricanes and therefore whether the payment experience on any mortgage loan in the mortgage pool for that series will be affected.

Excess interest from the mortgage loans may not provide adequate credit enhancement.

The amount by which the aggregate stated principal balance of the mortgage loans exceeds the aggregate class certificate balance of the classes of certificates, other than the Class SB and Class R Certificates, is called “overcollateralization.” Except as provided a final term sheet, the initial level of overcollateralization (that is, the overcollateralization on the closing date) is expected to approximately equal to the initial level of overcollateralization required by the pooling and servicing agreement. The mortgage loans are expected to accrue more interest than is needed to pay interest on the classes of certificates because the weighted average interest rate on the mortgage loans is expected to be higher than the weighted average pass-through rate on such classes of certificates plus the weighted average expense fee rate. In the event that the level of overcollateralization is reduced, such “excess interest” will be used to make additional principal payments on the classes of certificates to the extent described in this term sheet supplement. Overcollateralization is intended to provide limited protection to the holders of the offered certificates by absorbing losses from liquidated mortgage loans. However, we cannot assure you that enough excess interest will be generated on the mortgage loans to maintain the required level of overcollateralization.

S-10

The excess interest available on any distribution date will be affected by the actual amount of interest received, collected or advanced in respect of the mortgage loans for that distribution date, the amount of deferred interest for those mortgage loans and the amount of principal collections available to offset the deferred interest. Such amount will be influenced by changes in the weighted average of the mortgage rates resulting from prepayments and liquidations of the mortgage loans as well as from adjustments of the mortgage rates. The pass-through rate of each class of interest-bearing certificates is subject to a net rate cap which generally is based on the weighted average adjusted net mortgage rates of the mortgage loans, as may be adjusted as described in a final term sheet. If the pass-through rate on one or more classes is limited by the applicable net rate cap, it may be necessary to apply all or a portion of the interest funds available to distribute interest at the pass-through rates for such classes of certificates. As a result, interest may be unavailable for any other purpose.

If the protection afforded by overcollateralization is insufficient, then the holders of the offered certificates could experience a loss on their investment.
The value of your certificates may be reduced if losses are higher than expected.

If the performance of the mortgage loans included in the trust established for any series is substantially worse than assumed by the rating agencies rating any class of certificates of that series, the ratings of any class of those certificates may be lowered in the future. This would probably reduce the value of those certificates. None of the depositor, the master servicer nor any other entity will have any obligation to supplement any credit enhancement, or to take any other action to maintain any rating of the certificates.

Limited Obligations
Payments on the mortgage loans are the sole source of payments on your certificates.

The certificates offered in each series will represent interests only in the trust established for that series. The certificates do not represent an ownership interest in or obligation of the depositor, the master servicer or any of their affiliates. If proceeds from the assets of the trust established for any series of certificates are not sufficient to make all payments provided for under the pooling and servicing agreement for that series, investors will have no recourse to the depositor, the master servicer or any other entity, and will incur losses.

Liquidity Risks
You may have to hold your certificates to maturity if their marketability is limited.

A secondary market for your certificates may not develop. Even if a secondary market does develop, it may not continue or it may be illiquid. Neither the underwriters for the related series nor any other person will have any obligation to make a secondary market in your certificates, and you have no right to request redemption of your certificates. Illiquidity means you may not be able to find a buyer to buy your securities readily or at prices that will enable you to realize a desired yield. Illiquidity can have a severe adverse effect on the market value of your certificates.

S-11

Any class of offered certificates may experience illiquidity, although generally illiquidity is more likely for classes that are especially sensitive to prepayment, credit or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Bankruptcy Risks
Bankruptcy proceedings could delay or reduce distributions on the certificates.

The transfer of the mortgage loans from any applicable seller to the depositor will be intended by the parties to be and will be documented as a sale. However, if any seller were to become bankrupt, a trustee in bankruptcy could attempt to recharacterize the sale of the applicable mortgage loans as a loan secured by those mortgage loans or to consolidate those mortgage loans with the assets of that seller. Any such attempt could result in a delay in or reduction of collections on the mortgage loans included in the trust established for any series available to make payments on the certificates of that series.

Special Yield and Prepayment Considerations
The yield on your certificates will vary depending on various factors.

•     The yield to maturity on each class of offered certificates of any series will depend on a variety of factors, including:

•     the rate and timing of principal payments on the related mortgage loans included in the trust established for that series, including prepayments, net deferred interest on the mortgage loans, defaults and liquidations, and repurchases due to breaches of representations or warranties;

•     the allocation of principal payments on the mortgage loans in the related mortgage pool among the various classes of offered certificates included in that series;

•     realized losses and interest shortfalls on the mortgage loans in the related mortgage pool;

•     the pass-through rate for that class; and

•     the purchase price of that class.

S-12

The rate of prepayments is one of the most important and least predictable of these factors.

In general, if you purchase a certificate at a price higher than its outstanding certificate principal balance and principal distributions on your certificate occur faster than you assumed at the time of purchase, your yield will be lower than you anticipated. Conversely, if you purchase a certificate at a price lower than its outstanding certificate principal balance and principal distributions on that class occur more slowly than you assumed at the time of purchase, your yield will be lower than you anticipated.

The rate of prepayments on the mortgage loans will vary depending on future market conditions and other factors.

Since mortgagors, in most cases, can prepay their mortgage loans at any time, the rate and timing of principal distributions on the offered certificates are highly uncertain and are dependent upon a wide variety of factors, including general economic conditions, interest rates, the availability of alternative financing and homeowner mobility. Generally, when market interest rates increase, borrowers are less likely to prepay their mortgage loans. This could result in a slower return of principal to you at a time when you might have been able to reinvest your funds at a higher rate of interest than the pass-through rate on your class of certificates. On the other hand, when market interest rates decrease, borrowers are generally more likely to prepay their mortgage loans. This could result in a faster return of principal to you at a time when you might not be able to reinvest your funds at an interest rate as high as the pass-through rate on your class of certificates.

Refinancing programs, which may involve soliciting all or some of the mortgagors to refinance their mortgage loans, may increase the rate of prepayments on the mortgage loans. These refinancing programs may be offered by the master servicer, any subservicer, the depositor or their affiliates, and may include streamlined documentation programs as well as programs under which a mortgage loan is modified to reduce the interest rate.

See “Certain Yield and Prepayment Considerations—Prepayment Considerations” in this term sheet supplement and “Maturity and Prepayment Considerations” in the related base prospectus.

S-13

The recording of mortgages in the name of MERS may affect the yield on the certificates.

The mortgages or assignments of mortgage for all or a portion of the mortgage loans included in the trust established for any series may have been or may be recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, solely as nominee for the originator and its successors and assigns. Subsequent assignments of those mortgages are registered electronically through the MERS® System. However, if MERS discontinues the MERS® System and it becomes necessary to record an assignment of the mortgage to the trustee for any series, then any related expenses shall be paid by the related trust and will reduce the amount available to pay principal of and interest on the certificates included in that series with certificate principal balances greater than zero with the lowest payment priorities.

The recording of mortgages in the name of MERS is a relatively new practice in the mortgage lending industry. Public recording officers and others in the mortgage industry may have limited, if any, experience with lenders seeking to foreclose mortgages, assignments of which are registered with MERS. Accordingly, delays and additional costs in commencing, prosecuting and completing foreclosure proceedings and conducting foreclosure sales of the mortgaged properties could result. Those delays and additional costs could in turn delay the distribution of liquidation proceeds to certificateholders and increase the amount of losses on the mortgage loans.

For additional information regarding MERS and the MERS® System, see “Certain Yield and Prepayment Considerations” in this term sheet supplement and “Description of the Certificates—Assignment of Mortgage Loans” in the related base prospectus.

The yield on your certificates will be affected by the specific terms that apply to that class, discussed below.

The offered certificates of each class included in a series will have different yield considerations and different sensitivities to the rate and timing of principal distributions. The following is a general discussion of yield considerations and prepayment sensitivities of some of the categories of certificates that may be included in any series.

See “Certain Yield and Prepayment Considerations” in this term sheet supplement.

S-14

The yields on the floating rate certificates may be affected by changes in interest rates.

The interest rate on any class of floating rate certificates will vary in accordance with an applicable interest rate index. Therefore, the yield to investors on any class of floating rate certificates will be extremely sensitive to fluctuations of the applicable interest rate index. In addition, the mortgage rates on the mortgage loans may be based on an index that is different from that of the mortgage loans, which may rise or fall more slowly or quickly, or may move in an opposite direction to the index applicable to the mortgage loans. We cannot assure you as to the level, rate or timing of changes in any index.

Certificates with a pass-through rate subject to a cap

The pass-through rates on one or more classes of certificates of any series may be subject to a cap equal to the weighted average of the net mortgage rates on the related mortgage loans, in some cases adjusted to an actual over 360-day rate, or the lesser of the weighted average of the net mortgage rates on the related mortgage loans, in some cases adjusted to an actual over 360-day rate, and a fixed rate per annum. Therefore, the prepayment of the related mortgage loans with higher mortgage rates may result in lower pass-through rates on those classes of certificates.

Investors in those classes of certificates should be aware that the mortgage rates on adjustable-rate mortgage loans may adjust at different times based on the related index, and sometimes after a fixed interest rate period. Consequently, the weighted average net mortgage rate on the related adjustable-rate mortgage loans, if any, during the related due period will be sensitive to fluctuations in the levels of the related indices on the adjustable-rate mortgage loans, and may be less than interest that would accrue on those classes of certificates in the absence of the applicable cap on their pass-through rate. In a rising interest rate environment, those classes of certificates may receive interest at the applicable cap rate for a protracted period of time.

Interest Only Certificates

A class of interest only certificates included in any series will not be entitled to principal distributions and will receive interest distributions based on a notional amount, which may be based on all or a portion of the certificate principal balance of one or more classes of certificates included in the related series. Investors in a class of interest only certificates should be aware that the yield on that class will be extremely sensitive to the rate and timing of principal payments on the related class or classes of certificates, and that rate may fluctuate significantly over time. A faster than expected rate of principal payments on the related class or classes of certificates will have an adverse effect on the yield to investors in a class of interest only certificates and could result in their failure to fully recover their initial investments.

S-15

Senior Support Certificates

Investors in a class of senior support certificates of any series should be aware that all or a portion of losses on the mortgage loans included in the trust established for that series otherwise allocable to the related class or classes of super senior certificates will be allocated to that class of senior support certificates as and to the extent set forth in the final term sheet for that series. Therefore, the yield to maturity on that class of senior support certificates will be extremely sensitive to losses otherwise allocable to related class or classes of super senior certificates.

Certificates related to any yield maintenance agreement

As set forth in any final term sheet for a class of certificates, the holders of certain certificates may benefit from a series of interest rate cap payments pursuant to a yield maintenance agreement. The purpose of a yield maintenance agreement is to partially mitigate the risk to the investors in the related certificates that the pass-through rate on their certificates will be lower than the index plus the related margin.

However, the amount payable to those investors under a yield maintenance agreement may be based on a notional amount equal to the lesser of the aggregate certificate principal balance of related certificates and an amount determined based on an assumed rate of prepayments on the mortgage loans. Accordingly, if prepayments occur at a slower rate than assumed, the amount payable on the yield maintenance agreement will be less than the amount of interest that would accrue on those certificates at the excess of the index over a certain rate per annum as set forth in the final term sheet for such class. In addition, if the index exceeds a certain rate per annum as set forth in the final term sheet for such class of certificates, no additional amounts are payable under the yield maintenance agreement. Any amount by which the amount paid by the yield maintenance agreement provider is less than the difference between the index plus the related margin and a rate set forth in the final term sheet for such class of certificates will not be payable from any source on that distribution date or any future distribution date.

Furthermore, investors under the yield maintenance agreement are subject to the risk that the yield maintenance agreement provider will default on all or a portion of its payment obligations under the yield maintenance agreement.

Class M Certificates

The yield to investors in the Class M Certificates will be sensitive to the rate and timing of losses on the related mortgage loans, to the extent not covered by excess cash flow or overcollateralization. Losses, other than specified amounts of certain types of losses described in this term sheet supplement, to the extent not covered by excess cash flow or overcollateralization will be allocated to the most subordinate class of Class M Certificates outstanding.

See “Description of the Certificates—Allocation of Losses” in this term sheet supplement.

S-16

INTRODUCTION

The depositor will establish a trust with respect to each series on the closing date for that series, under a series supplement, dated as of the cut-off date for that series, to the standard terms of pooling and servicing agreement, dated as of August 1, 2004, among the depositor, the master servicer and the trustee, together with the series supplement referred to herein as the pooling and servicing agreement. On the closing date for each series, the depositor will deposit into the trust a pool of mortgage loans secured by first liens on one-to four-family residential properties.

Some capitalized terms used in this term sheet supplement have the meanings given below under “Description of the Certificates—Glossary of Terms” or in the related base prospectus under “Glossary.”

DESCRIPTION OF THE MORTGAGE POOL

General

The mortgage pool will consist of payment-option, adjustable-rate mortgage loans with a negative amortization feature. The mortgage loans are secured by first liens on fee simple interests in one- to four-family residential properties.

All of the mortgage loans included in the trust established for any series have been or will be purchased by the depositor through its affiliate, Residential Funding, from unaffiliated sellers as described in this term sheet supplement and in the related base prospectus, or from HomeComings Financial Network, Inc., a wholly-owned subsidiary of the master servicer, or other affiliated sellers.

The depositor and Residential Funding will make certain limited representations and warranties regarding the mortgage loans included in the trust established for any series as of the date of issuance of the certificates of that series. The depositor and Residential Funding will be required to repurchase or substitute for any mortgage loan included in the related mortgage pool as to which a breach of its representations and warranties with respect to that mortgage loan occurs, if such breach materially and adversely affects the interests of the certificateholders of that series in any of those mortgage loans. However, neither the depositor nor Residential Funding will be required to repurchase or substitute for any mortgage loan in the event of a breach of its representations and warranties with respect to that mortgage loan if the substance of that breach also constitutes fraud in the origination of such affected mortgage loan. In addition, Residential Funding will not assign to the depositor, and consequently the depositor will not assign to the trustee for the benefit of the certificateholders, any of the representations and warranties made by the mortgage collateral sellers or the right to require the related mortgage collateral seller to repurchase any such mortgage loan if a breach of any of its representations and warranties occurs, unless (x) the substance of the representation and warranty also constitutes fraud in the origination of the mortgage loan or (y) the mortgage collateral seller has made a representation and warranty that it had no actual knowledge of the presence of, nor reasonable grounds to suspect the presence of, any toxic materials or other environmental hazards that could affect the mortgaged property. Accordingly, the only representations and warranties regarding the mortgage loans included in the trust established for any series that will be made for the benefit of the certificateholders of that series will be the limited representations and warranties made by Residential Funding and the depositor and the representations and warranties made by the mortgage collateral sellers to the limited extent described in this paragraph. See “The Trusts—Representations with Respect to Mortgage Collateral” in the related base prospectus.

The original mortgages for some of the mortgage loans included in the trust established for any series have been, or in the future may be, at the sole discretion of the master servicer, recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, solely as nominee for the originator

S-17

and its successors and assigns, and subsequent assignments of those mortgages have been, or in the future may be, at the sole discretion of the master servicer, registered electronically through the MERS® System. In some other cases, the original mortgage was or may be recorded in the name of the originator of the mortgage loan, record ownership was or will be later assigned to MERS, solely as nominee for the owner of the mortgage loan, and subsequent assignments of the mortgage were, or in the future may be, at the sole discretion of the master servicer, registered electronically through the MERS® System. With respect to each of these mortgage loans, MERS serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the trustee, and does not have any interest in the mortgage loan. For additional information regarding the recording of mortgages in the name of MERS see “Yield and Prepayment Considerations—General” in this term sheet supplement and “Description of the Certificates—Assignment of Mortgage Loans” in the related base prospectus.

A portion of the mortgage loans included in the trust established for any series may be subject to the Homeownership and Equity Protection Act of 1994, as amended, as of the closing date for that series, and a portion of the mortgage loans included in the trust established for any series may be loans that, under applicable state or local law in effect at the time of origination of the loan, are referred to as (1) “high cost” or “covered” loans or (2) any other similar designation if the law imposes greater restrictions or additional legal liability for residential mortgage loans with high interest rates, points and/or fees. See “Certain Legal Aspects of Mortgage Loans—The Mortgage Loans—Homeownership Act and Similar State Laws” in the related base prospectus.

A portion of the mortgage loans included in the trust established for any series may be 30 days or more delinquent in payment of principal and interest. For a description of the methodology used to categorize mortgage loans as delinquent, see “Pooling and Servicing Agreement—The Master Servicer” in this term sheet supplement.

A portion of the mortgage loans included in the trust established for any series may be Buy-Down Mortgage Loans or mortgage loans that have been made to an international borrower.

Certain of the stipulations on the characteristics of the mortgage loans included in the trust established for any series may be stipulations regarding the Credit Scores of the related mortgagors. Credit Scores are obtained by many mortgage lenders in connection with mortgage loan applications to help assess a borrower’s credit-worthiness. In addition, Credit Scores may be obtained by Residential Funding after the origination of a mortgage loan if the seller does not provide to Residential Funding a Credit Score. Credit Scores are obtained from credit reports provided by various credit reporting organizations, each of which may employ differing computer models and methodologies. The Credit Score is designed to assess a borrower’s credit history at a single point in time, using objective information currently on file for the borrower at a particular credit reporting organization. Information utilized to create a Credit Score may include, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience. Credit Scores range from approximately 350 to approximately 840, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a Credit Score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, it should be noted that Credit Scores were developed to indicate a level of default probability over a two-year period, which does not correspond to the life of a mortgage loan. Furthermore, Credit Scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general, and assess only the borrower’s past credit history. Therefore, a Credit Score does not take into consideration the differences between mortgage loans and consumer loans generally, or the specific characteristics of the related mortgage loan, for example, the LTV ratio, the collateral for the mortgage loan, or the debt to income ratio. There can be no assurance that the Credit Scores of the mortgagors will be an accurate predictor of the likelihood of

S-18

repayment of the mortgage loans included in the trust established for any series or that any mortgagor’s Credit Score would not be lower if obtained as of the date of issuance of a class of certificates.

A portion of the mortgage loans included in the trust established for any series may provide for payment of a prepayment charge for partial prepayments and prepayments in full, other than a prepayment occurring upon the sale of property securing a mortgage loan. The prepayment charge generally applies to prepayments made within up to five years following the origination of such mortgage loan. The amount of the prepayment charge is generally equal to six months’ advance interest on the amount of the prepayment that, when added to all other amounts prepaid during the twelve-month period immediately preceding the date of prepayment, exceeds twenty percent (20%) of the original principal amount of the mortgage loan. Prepayment charges received on the mortgage loans included in the trust established for any series will not be available for distribution on the certificates included in that series. See “Certain Yield and Prepayment Considerations” in this term sheet supplement and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments” in the related base prospectus.

Mortgage Rate Adjustment

The interest rates on the mortgage loans adjust monthly, generally after an initial fixed rate period of one month or three months. The mortgage rate for each mortgage loan will be adjusted to equal the sum of the index applicable to that mortgage loan and a fixed percentage amount, or note margin, for the mortgage loan, subject to rounding and the limitations set forth in the related mortgage note and as described in this term sheet supplement.

Each of the mortgage loans will have an initial minimum monthly payment based on an amount that would fully amortize the mortgage loan over a 30 or 40 year term at the initial mortgage rate in effect on the mortgage loan. The initial mortgage rate in effect on a mortgage loan generally will be lower, and may be significantly lower, than the mortgage rate that would have been in effect based on the related index and note margin. While the interest rate on each mortgage loan will adjust monthly, the minimum monthly payment on each mortgage loan generally will adjust less frequently, beginning on the due date of the month following the month in which the adjustment date occurs, to equal the amount necessary to pay interest at the then-applicable mortgage rate and to fully amortize the outstanding stated principal balance of each mortgage loan over its remaining term to stated maturity, subject to a payment adjustment cap specified in the related mortgage loan. Generally, the monthly payment adjusts annually and the payment adjustment cap on each mortgage loan limits the amount by which the monthly payment can increase on any annual payment adjustment date to 7.5% per annum.

No mortgage loan will have a mortgage rate that exceeds the maximum mortgage rate specified in the related mortgage note, or the maximum mortgage rate. Due to the application of the maximum mortgage rates, the mortgage rate on each mortgage loan, as adjusted on any mortgage rate adjustment date, may be less than the sum of the index and the gross margin. Each mortgage loan will have a minimum mortgage rate equal to the rate specified in the related mortgage note or if no minimum rate is specified, the note margin.

Unless the related index declines after origination of a mortgage loan, the related mortgage rate will generally increase on the first adjustment date following origination of the mortgage loan. The repayment of the mortgage loans will be dependent on the ability of the mortgagors to make larger monthly payments following adjustments of the mortgage rate. Mortgage loans that have the same initial mortgage rate may not always bear interest at the same mortgage rate because these mortgage loans may have different adjustment dates, and the mortgage rates therefore may reflect different related index values, note margins, maximum mortgage rates and minimum mortgage rates.

S-19

Because the mortgage rates on the mortgage loans adjust at a different time than the monthly payments thereon and the payment caps may limit the amount by which the monthly payments may adjust, the amount of a monthly payment may be more or less than the amount necessary to fully amortize the principal balance of the mortgage loans over its then remaining term at the applicable mortgage rate. Accordingly, the mortgage loans may be subject to reduced amortization (if the monthly payment due on a due date is sufficient to pay interest accrued during the related interest accrual period at the applicable mortgage rate but is not sufficient to reduce principal in accordance with a fully amortizing schedule); negative amortization (if interest accrued during the related interest accrual period at the applicable mortgage rate is greater the entire monthly payment due on the related due date); or accelerated amortization (if the monthly payment due on a due date is greater than the amount necessary to pay interest accrued during the related interest accrual period at the applicable mortgage rate and to reduce principal in accordance with a fully amortizing schedule). In the event of negative amortization, the amount of interest that is not covered by the monthly payment, or deferred interest, is added to the principal balance of such mortgage loan and, if such deferred interest is not offset by subsequent accelerated amortization, it may result in a final lump sum payment at maturity greater than, and potentially substantially greater than, the monthly payment due on the immediately preceding due date.

Generally the unpaid principal balance of a mortgage loan may not be increased due to deferred interest above 110% or 115% of the original principal amount of the mortgage loan. On any day on which the amount of deferred interest would cause the unpaid principal balance of a mortgage loan to exceed that amount, the monthly payment will be adjusted to equal an amount that would fully amortize the mortgage loan over the remaining term of the mortgage loan at the current mortgage rate. In addition, generally on the fifth payment adjustment date and on each fifth payment adjustment date thereafter, the payment adjustment cap will not apply and the monthly payment will be adjusted to equal an amount that would fully amortize the mortgage loan over the remaining term of the mortgage loan at the current mortgage rate.

Generally, on each payment date after the initial fixed rate period, the servicer will present to each borrower three payment options in addition to the minimum monthly payment described above. Those payment options will include (i) interest only, (ii) an amount that will fully amortize the mortgage loan over the remaining term of the mortgage loan at the current mortgage rate, and (iii) an amount that will fully amortize the mortgage loan over a period of 15 years from the first payment date at the current mortgage rate. Those payment options will only be available to the borrower if they are higher than the minimum monthly payment described above.

Standard Hazard Insurance and Primary Mortgage Insurance

Subject to limited exceptions, each of the mortgage loans included in the trust established for any series will be required to be covered by a standard hazard insurance policy, which is referred to as a primary hazard insurance policy. In addition, subject to limited exceptions, and to the best of the depositor’s knowledge, each mortgage loan included in the trust established for any series with an LTV ratio at origination in excess of 80% will be insured by a primary mortgage insurance policy, which is referred to as a primary insurance policy, covering at least 35% of the balance of the mortgage loan at origination if the LTV ratio is between 100.00% and 95.01%, at least 30% of the balance of the mortgage loan at origination if the LTV ratio is between 95.00% and 90.01%, at least 25% of the balance of the mortgage loan at origination if the LTV ratio is between 90.00% and 85.01%, and at least 12% of the balance of the mortgage loan at origination if the LTV ratio is between 85.00% and 80.01%.

The primary insurers for the mortgage loans included in the trust for each series will have a claims paying ability acceptable, as of the cut-off date for that series, to the rating agencies that have been requested to rate the related certificates; however, there is no assurance as to the actual ability of any of

S-20

the primary insurers to pay claims. See “Insurance Policies on Mortgage Loans or Contracts” in the related base prospectus.

The Program

General. Residential Funding, under its Expanded Criteria Program, or the program, purchases mortgage loans that may not qualify for other first mortgage purchase programs such as those run by Fannie Mae or Freddie Mac or by Residential Funding in connection with securities issued by the depositor’s affiliate, Residential Funding Mortgage Securities I, Inc. However, a portion of the mortgage loans under the program may qualify for the Fannie Mae or Freddie Mac programs. Examples of mortgage loans that may not qualify for such programs include negative amortization loans, mortgage loans secured by non-owner occupied properties, mortgage loans made to borrowers whose income is not required to be provided or verified, mortgage loans with high LTV ratios or mortgage loans made to borrowers whose ratios of debt service on the mortgage loan to income and total debt service on borrowings to income are higher than for those other programs. Borrowers may be international borrowers. The mortgage loans also include mortgage loans secured by smaller or larger parcels of land, mortgage loans with higher LTV ratios than in those other programs, and mortgage loans with LTV ratios over 80% that do not require primary mortgage insurance. See “—Program Underwriting Standards” below. The inclusion of those mortgage loans may present certain risks that are not present in those other programs. The program is administered by Residential Funding on behalf of the depositor.

Qualifications of Program Sellers. Each Expanded Criteria Program Seller has been selected by Residential Funding on the basis of criteria described in Residential Funding’s Expanded Criteria Seller Guide, or the Seller Guide. See “The Trusts—Qualifications of Sellers” in the related base prospectus.

Program Underwriting Standards. In accordance with the Seller Guide, the Expanded Criteria Program Seller is required to review an application designed to provide to the original lender pertinent credit information concerning the mortgagor. As part of the description of the mortgagor’s financial condition, each mortgagor is required to furnish information, which may have been supplied solely in the application, regarding its assets, liabilities, income (except as described below), credit history and employment history, and to furnish an authorization to apply for a credit report which summarizes the borrower’s credit history with local merchants and lenders and any record of bankruptcy. The mortgagor may also be required to authorize verifications of deposits at financial institutions where the mortgagor had demand or savings accounts. In the case of non-owner occupied properties, income derived from the mortgaged property may be considered for underwriting purposes. For mortgaged property consisting of a vacation or second home, generally no income derived from the property is considered for underwriting purposes.

Based on the data provided in the application and certain verifications, if required, a determination is made by the original lender that the mortgagor’s monthly income, if required to be stated, will be sufficient to enable the mortgagor to meet its monthly obligations on the mortgage loan and other expenses related to the property, including property taxes, utility costs, standard hazard insurance and other fixed obligations. Generally, scheduled payments on a mortgage loan during the first year of its term plus taxes and insurance and all scheduled payments on obligations that extend beyond ten months, including those mentioned above and other fixed obligations, must equal no more than specified percentages of the prospective mortgagor’s gross income. The originator may also consider the amount of liquid assets available to the mortgagor after origination.

Certain of the mortgage loans have been originated under “reduced documentation” or “no stated income” programs, which require less documentation and verification than do traditional “full documentation” programs. Generally, under a “reduced documentation” program, no verification of a mortgagor’s stated income is undertaken by the originator. Under a “no stated income” program, certain borrowers with acceptable payment histories will not be required to provide any information regarding income and no other investigation regarding the borrower’s income will be undertaken. Under a “no income/no asset” program, no verification of a mortgagor’s income or assets is undertaken by the

S-21

originator. The underwriting for those mortgage loans may be based primarily or entirely on an appraisal of the mortgaged property and the LTV ratio at origination.

The adequacy of the mortgaged property as security for repayment of the related mortgage loan generally is determined by an appraisal in accordance with appraisal procedure guidelines described in the Seller Guide. Appraisers may be staff appraisers employed by the originator. The appraisal procedure guidelines generally require the appraiser or an agent on its behalf to personally inspect the property and to verify whether the property is in good condition and that construction, if new, has been substantially completed. The appraiser is required to consider a market data analysis of recent sales of comparable properties and, when deemed applicable, an analysis based on income generated from the property, or replacement cost analysis based on the current cost of constructing or purchasing a similar property. In certain instances, the LTV ratio is based on the appraised value as indicated on a review appraisal conducted by the mortgage collateral seller or originator.

Prior to assigning the mortgage loans to the depositor, Residential Funding will have reviewed the underwriting information provided by the mortgage collateral sellers for most of the mortgage loans and, in those cases, determined that the mortgage loans were generally originated in accordance with or in a manner generally consistent with the underwriting standards described in the Seller Guide. With regard to a material portion of these mortgage loans, this review of underwriting information by Residential Funding was performed using an automated underwriting system. Any determination described above using an automated underwriting system will only be based on the information entered into the system and the information the system is programmed to review. See “The Trusts—Underwriting Policies—Automated Underwriting” in the related base prospectus.

Because of the program criteria and underwriting standards described above, the mortgage loans may experience greater rates of delinquency, foreclosure and loss than mortgage loans required to satisfy more stringent underwriting standards.

Residential Funding

Residential Funding will be responsible for master servicing the mortgage loans. Residential Funding’s responsibilities will include the receipt of funds from subservicers, the reconciliation of servicing activity with respect to the mortgage loans, investor reporting, remittances to the trustee to accommodate distributions to certificateholders, follow up with subservicers with respect to mortgage loans that are delinquent or for which servicing decisions may need to be made, management and liquidation of mortgaged properties acquired by foreclosure or deed in lieu of foreclosure, notices and other responsibilities as detailed in the pooling and servicing agreement. Residential Funding has not had sufficient experience master servicing the types of mortgage loans comprising the mortgage pool to provide meaningful disclosure of its delinquency and loss experience with respect to comparable mortgage loans.

Residential Funding and its affiliates are active purchasers of non-conforming mortgage loans and have sold a substantial amount of mortgage loans that do not present some of the special risk factors presented by the mortgage loans as described in this term sheet supplement. Residential Funding serves as the master servicer for transactions backed by most of these mortgage loans. As a result of the program criteria and underwriting standards of the mortgage loans, however, the mortgage loans may experience rates of delinquency, foreclosure and loss that are higher than those experienced by other pools of mortgage loans for which Residential Funding acts as master servicer.

S-22

Litigation

Residential Funding and HomeComings Financial Network, Inc., are parties to various legal proceedings arising from time to time in the ordinary course of their businesses, some of which purport to be class actions. Except as may be set forth in the prospectus supplement for that series, it is the opinion of Residential Funding and HomeComings Financial Network, Inc. that the eventual outcome of any currently pending legal proceedings will not have a material adverse effect on their ability to perform their obligations in relation to the trust or the mortgage loans related to any series. However, no assurance can be given that the final outcome of these legal proceedings, if unfavorable, either individually or in the aggregate, would not have a material adverse impact on Residential Funding or HomeComings Financial Network, Inc.

Additional Information

Prior to the issuance of the certificates, mortgage loans may be removed from the mortgage pool as a result of incomplete documentation or otherwise, if the depositor deems that removal is necessary or appropriate. A limited number of other mortgage loans may be added to the mortgage pool prior to the issuance of the certificates.

A Current Report on Form 8-K will be available to purchasers of the offered certificates of any series and will be filed, together with the pooling and servicing agreement, with the Securities and Exchange Commission within fifteen days after the initial issuance of the offered certificates. In the event a material portion of mortgage loans are removed from or added to the mortgage pool as described in the preceding paragraph, that removal or addition will be noted in the Current Report on Form 8-K.

S-23

DESCRIPTION OF THE CERTIFICATES

General

The trust will issue certificates pursuant to the pooling and servicing agreement. The certificates consist of certain publicly offered classes of certificates, which are referred to collectively as the offered certificates, and one or more classes, if any, of Class B, Class SB or Class P Certificates which are not publicly offered. The various classes of Class A Certificates are referred to collectively as the Class A Certificates. The various class of Class M Certificates are referred to collectively as the Class M Certificates. The various classes of Class R Certificates are referred to collectively as the Class R, or Residual, Certificates. The various classes of Class A Certificates and Class R Certificates are referred to collectively as the Senior Certificates. Those classes of certificates that have a pass-through rate based on an index, such as LIBOR, plus a related pass-through margin are referred to collectively as Adjustable Rate Certificates. Those classes of certificates that have a pass-through rate based on LIBOR are collectively referred to as the LIBOR Certificates. See “Glossary” in the related base prospectus for the meanings of capitalized terms and acronyms not otherwise defined in this term sheet supplement.

The certificates of any series will evidence the entire beneficial ownership interest in the trust. For any series the trust will consist of:

•	the mortgage loans, excluding scheduled payments due in the month of the cut-off date, transferred to that trust;
•

the assets as from time to time are identified as deposited in respect of the mortgage loans transferred to that trust in the Custodial Account and in the Certificate Account and belonging to the trust;

•	property acquired by foreclosure of the mortgage loans transferred to that trust or deed in lieu of foreclosure;
•	any applicable primary insurance policies and standard hazard insurance policies;
•	a yield maintenance agreement, if applicable; and
•	all proceeds of any of the foregoing.

The offered certificates identified in the final term sheet will be available only in book-entry form through facilities of The Depository Trust Company, or DTC, and are collectively referred to as the DTC registered certificates. The DTC registered certificates will be issued, maintained and transferred on the book-entry records of DTC and its participants.

The DTC registered certificates of any series will be represented by one or more certificates registered in the name of the nominee of DTC. The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No beneficial owner will be entitled to receive a certificate of any class in fully registered form, or a definitive certificate, except as described in this term sheet supplement under “—Book-Entry Registration of Certain of the Offered Certificates—Definitive Certificates.” Unless and until definitive certificates are issued for the DTC registered certificates under the limited circumstances described in this term sheet supplement:

•	all references to actions by certificateholders with respect to the DTC registered certificates shall refer to actions taken by DTC upon instructions from its participants; and

S-24

•

all references in this term sheet supplement to distributions, notices, reports and statements to certificateholders with respect to the DTC registered certificates shall refer to distributions, notices, reports and statements to DTC or Cede & Co., as the registered holder of the DTC registered certificates, for distribution to beneficial owners by DTC in accordance with DTC procedures.

Book-Entry Registration of Certain of the Offered Certificates

General. Beneficial owners that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the related DTC registered certificates may do so only through participants and indirect participants. In addition, beneficial owners will receive all distributions of principal of and interest on the related DTC registered certificates from the paying agent through DTC and participants. Payments on the certificates will be made to the persons in the names of which such certificates are registered at the close of business on the related Record Date. Accordingly, beneficial owners may experience delays in their receipt of payments. Unless and until definitive certificates are issued for the related DTC registered certificates, it is anticipated that the only registered certificateholder of the DTC registered certificates will be Cede & Co., as nominee of DTC. Beneficial owners will not be recognized by the trustee or the master servicer as certificateholders, as the term is used in the applicable pooling and servicing agreement, and beneficial owners will be permitted to receive information furnished to certificateholders and to exercise the rights of certificateholders only indirectly through DTC, its participants and indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of DTC registered certificates among participants and to receive and transmit distributions of principal of, and interest on, the DTC registered certificates. Participants and indirect participants with which beneficial owners have accounts with respect to the DTC registered certificates similarly are required to make book-entry transfers and receive and transmit distributions on behalf of their respective beneficial owners. Accordingly, although beneficial owners will not possess physical certificates evidencing their interests in the DTC registered certificates, DTC’s rules provide a mechanism by which beneficial owners, through their participants and indirect participants, will receive distributions and will be able to transfer their interests in the DTC registered certificates.

None of the depositor, the master servicer or the trustee will have any liability for any actions taken by DTC or its nominee, including, without limitation, actions for any aspect of the records relating to or payments made on account of beneficial ownership interests in the DTC registered certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Definitive Certificates. Definitive certificates will be issued to beneficial owners or their nominees, respectively, rather than to DTC or its nominee, only under limited conditions. Definitive certificates will be issued to certificateholders or their nominees, rather than to DTC, if (i) the depositor advises the trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as a depository with respect to book-entry certificates and the depositor is unable to locate a qualified successor, or (ii) the depositor notifies DTC of its intent to terminate the book-entry system and, upon receipt of a notice of intent from DTC, the participants holding beneficial interests in the book-entry certificates agree to initiate a termination. Upon the occurrence of one of the foregoing events, the trustee is required to notify, through DTC, participants who have ownership of DTC registered certificates as indicated on the records of DTC of the availability of definitive certificates for their DTC registered certificates. Upon surrender by DTC of the definitive certificates representing the DTC registered certificates and upon receipt of instructions from DTC for re-registration, the trustee will reissue the DTC registered certificates as definitive certificates issued in the respective principal amounts owned by individual beneficial owners, and thereafter the trustee and the master servicer will recognize the holders of the definitive certificates as certificateholders under the pooling and servicing agreement.

S-25

For additional information regarding DTC, and the certificates, see “Description of the Certificates—Form of Certificates” in the related base prospectus.

Glossary of Terms

The following terms are given the meanings shown below to help describe the cash flows on the certificates for any series:

Accrued Certificate Interest — With respect to any class of offered certificates and any distribution date, an amount equal to interest accrued during the related Interest Accrual Period on its Certificate Principal Balance immediately prior to that distribution date at the related Pass-Through Rate for that distribution date, less (x) any Net Deferred Interest allocated to such class of offered certificates in the manner described in the final term sheet and (y) certain interest shortfalls, including Relief Act Shortfalls, on the mortgage loans described below.

Accrued Certificate Interest on the offered certificates will be reduced by any Prepayment Interest Shortfall on the mortgage loans included in the trust established for that series to the extent not covered by the master servicer as described in this term sheet supplement under “Description of the Certificates—Interest Distributions.” Further, Accrued Certificate Interest on a class of offered certificates will also be reduced by the interest portions of Realized Losses allocated to that class of certificates through subordination as described in “—Allocation of Losses” below.

Prepayment Interest Shortfalls and Relief Act Shortfalls will be allocated to the offered certificates, on a pro rata basis, on the basis of Accrued Certificate Interest payable on that distribution date absent those reductions.

Advance — As to any mortgage loan and any distribution date, an amount equal to the scheduled payment of principal and interest on that mortgage loan due during the related Due Period which was not received as of the close of business on the business day preceding the related determination date.

Aggregate Adjusted Stated Principal Balance—With respect to any distribution date, the excess of the aggregate Stated Principal Balance of all mortgage loans over the Principal Remittance Amount for such distribution date.

Available Distribution Amount—With respect to any distribution date and any series, an amount equal to the aggregate of:

•

the aggregate amount of scheduled payments on the mortgage loans included in the trust established for that series due during the related Due Period and received on or prior to the related determination date, after deduction of the related master servicing fees and any subservicing fees, which are collectively referred to as the servicing fees;

•

all unscheduled payments on the mortgage loans included in the trust established for that series, including mortgagor prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and proceeds from repurchases of and substitutions for these mortgage loans occurring during the preceding calendar month or, in the case of mortgagor prepayments in full, during the related Prepayment Period; and

•

all Advances on the mortgage loans included in the trust established for that series made for that distribution date, in each case net of amounts reimbursable therefrom to the master servicer and any subservicer.

S-26

In addition to the foregoing amounts, with respect to unscheduled collections on the mortgage loans included in the trust established for that series, not including mortgagor prepayments, the master servicer may elect to treat such amounts as included in the Available Distribution Amount for the distribution date in the month of receipt, but is not obligated to do so. As described in this term sheet supplement under “—Principal Distributions on the Senior Certificates,” any amount with respect to which such election is made shall be treated as having been received on the last day of the preceding calendar month for the purposes of calculating the amount of principal and interest distributions to any class of certificates. With respect to any distribution date, the determination date is the second business day prior to that distribution date.

Basis Risk Shortfall—With respect to any class of certificates and any distribution date on which the Net WAC Cap Rate is used to determine the Pass-Through Rate of that class of certificates, an amount equal to the excess of (x) Accrued Certificate Interest for that class calculated at a rate equal to the applicable index plus the related Margin, provided that this amount is no greater than Accrued Certificate Interest on that class at a rate specified in the final term sheet with respect to such class of certificates, over (y) Accrued Certificate Interest for that class calculated using the Net WAC Cap Rate.

Basis Risk Shortfall Carry-Forward Amount—With respect to any Class of certificates and any distribution date, an amount equal to the amount of the related Basis Risk Shortfall on that class on that distribution date, plus any unpaid Basis Risk Shortfall from prior distribution dates, plus interest thereon to the extent not previously paid from Excess Cash Flow or, if applicable, a yield maintenance agreement, at a rate equal to the applicable index plus the related Margin; provided that this rate is no greater than a rate specified in the final term sheet with respect to such class of certificates.

Capitalization Reimbursement Amount—With respect to any distribution date and any series, the amount of Advances or Servicing Advances that were added to the outstanding principal balance of the mortgage loans included in the trust established for that series during the preceding calendar month and reimbursed to the master servicer or subservicer on or prior to such distribution date for, plus the related Capitalization Reimbursement Shortfall Amount remaining unreimbursed from any prior distribution date and reimbursed to the master servicer or subservicer on or prior to such distribution date for that series.

Capitalization Reimbursement Shortfall Amount — With respect to any distribution date and any series, the amount, if any, by which the amount of Advances or Servicing Advances that were added to the principal balance of the mortgage loans included in the trust established for that series during the preceding calendar month exceeds the amount of principal payments on the mortgage loans in the related mortgage pool included in the related Available Distribution Amount for that series or distribution date.

Certificate Principal Balance — With respect to any class of offered certificates and any date of determination, an amount equal to its initial certificate principal balance, reduced by the aggregate of (a) all amounts allocable to principal previously distributed with respect to that class of certificates and (b) any reductions in its Certificate Principal Balance in connection with the allocation of Realized Losses in the manner described in this term sheet supplement, and increased by (c) the amount of Net Deferred Interest allocated to such class of certificates; provided that, with respect to any Distribution Date, the Certificate Principal Balances of the Class A Certificates and Class M Certificates, beginning with the class of certificates with the highest payment priority, to which a Realized Loss was previously allocated and remains unreimbursed will be increased to the extent of Realized Losses previously allocated thereto and remaining unreimbursed in each case pursuant to any of the distributions described in “—Excess Cash Flow and Overcollateralization” below, but only to the extent of Subsequent Recoveries received during the previous calendar month remaining after giving effect to the distributions described in clause first of “—Excess Cash Flow and Overcollateralization” below. The initial Certificate Principal Balance of the Class SB Certificates is equal to the excess, if any, of (a) the initial aggregate Stated Principal

S-27

Balance of the mortgage loans over (b) the initial aggregate Certificate Principal Balance of the offered certificates.

Class A Principal Distribution Amount—With respect to any distribution date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that distribution date, the Principal Distribution Amount for that distribution date or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that distribution date, the lesser of:

(a)	the Principal Distribution Amount for that distribution date; and
(b)

the excess, if any, of (A) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to that distribution date over (B) the lesser of (x) the product of (1) the applicable Subordination Percentage and (2) the Aggregate Adjusted Stated Principal Balance and (y) the excess of the Aggregate Adjusted Stated Principal Balance, over the Overcollateralization Floor.

Class M Percentage —With respect to each class of the Class M Certificates for any series and any distribution date, a percentage equal to the Certificate Principal Balance of the related class of Class M Certificates of that series immediately prior to that distribution date divided by the aggregate Stated Principal Balance of all of the mortgage loans immediately prior to that distribution date, but in no event will such percentage exceed 100%.

Class M Principal Distribution Amount—With respect to any distribution date and each class of Class M Certificates (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that distribution date, the remaining Principal Distribution Amount for that distribution date after distribution of the Class A Principal Distribution Amount and the Class M Principal Distribution Amount with respect to any class of Class M Certificates with a higher payment priority or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that distribution date, the lesser of:

(a)

the remaining Principal Distribution Amount for that distribution date after distribution of the Class A Principal Distribution Amount and the Class M Principal Distribution Amount for any class of Class M Certificates with a higher payment priority; and

(b)

the excess, if any, of (A) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates and any Class M Certificates with a higher payment priority (after taking into account the payment of the Class A Principal Distribution Amount and the Class M Principal Distribution Amount for such classes of Class M Certificates for that distribution date) and (2) the Certificate Principal Balance of such class of Class M Certificates immediately prior to that distribution date over (B) the lesser of (x) the product of (1) the applicable Subordination Percentage and (2) the Aggregate Adjusted Stated Principal Balance and (y) the excess of the Aggregate Adjusted Stated Principal Balance, over the Overcollateralization Floor.

Credit Support Depletion Date — The first distribution date on which the aggregate Certificate Principal Balance of the Class M Certificates has been reduced to zero.

Deferred Interest — The amount of interest which is deferred and added to the principal balance of a mortgage loan due to the negative amortization feature as described in this term sheet supplement.

Due Date —With respect to any distribution date and any mortgage loan, the date during the related Due Period on which scheduled payments are due.

Due Period — With respect to any distribution date, the calendar month in which the distribution date occurs.

S-28

Eligible Master Servicing Compensation—With respect to any distribution date, an amount equal to the lesser of (a) one-twelfth of 0.125% of the Stated Principal Balance as of that distribution date and (b) the sum of the master servicing fee payable to the master servicer in respect of its master servicing activities and reinvestment income received by the master servicer on amounts payable with respect to that distribution date.

Excess Cash Flow—With respect to any distribution date, an amount equal to the sum of (a) the excess of (i) the Available Distribution Amount for that distribution date over (ii) the sum of (A) the Interest Distribution Amount for that distribution date and (B) the Principal Remittance Amount for that distribution date to the extent applied to the payment of principal on the offered certificates on that distribution date and (b) the Overcollateralization Reduction Amount, if any, for that distribution date.

Excess Overcollateralization Amount—With respect to any distribution date, the excess, if any, of the Overcollateralization Amount on that distribution date over the Required Overcollateralization Amount for that distribution date.

Expense Fee Rate—With respect to any mortgage loan, the rates at which the master servicing and subservicing fees are paid.

Final Disposition — With respect to a defaulted mortgage loan, a Final Disposition is deemed to have occurred upon a determination by the master servicer that it has received all Insurance Proceeds, Liquidation Proceeds and other payments or cash recoveries which the master servicer reasonably and in good faith expects to be finally recoverable with respect to the mortgage loan.

Interest Accrual Period — With respect to any class of LIBOR Certificates and any distribution date, the period commencing on the prior distribution date (or, in the case of the first distribution date, the closing date) and ending on the day immediately preceding that distribution date, and with respect to MTA Certificates and any other Adjustable Rate Certificates, as specified in the final term sheet with respect to any such class of certificates. With respect to any other class of certificates and any distribution date, the calendar month preceding the month in which the distribution date occurs. Notwithstanding the foregoing, the distributions of interest on any distribution date for all classes of certificates will reflect interest accrued, and receipts for that interest accrued, on the mortgage loans for the preceding calendar month, as may be reduced by any Prepayment Interest Shortfall and other shortfalls in collections of interest to the extent described in this term sheet supplement.

Interest Distribution Amount—With respect to any distribution date and the offered certificates, the aggregate amount of Accrued Certificate Interest for that distribution date plus any Accrued Certificate Interest remaining unpaid from any prior distribution date, together with interest thereon at the Pass-Through Rate in effect for that distribution date, in each case to the extent distributed to the holders of the offered certificates as described under “—Interest Distributions.”

MTA Certificates — Any class of Adjustable Rate Certificates for which the pass-through rate is based on the MTA index.

MTA Determination Date — For each Interest Accrual Period, the date on which MTA is determined for any class of Adjustable Rate Certificates for which the index is MTA.

Net Deferred Interest — On any distribution date, the excess, if any, of the Deferred Interest that accrued on the mortgage loans during the related Due Period net of prepayments in full, partial prepayments, net liquidation proceeds and repurchase proceeds, in that order, available to be distributed on the certificates on that distribution date.

S-29

Net Mortgage Rate—With respect to any mortgage loan, the mortgage rate thereon minus the Expense Fee Rate.

Net WAC Cap Rate—With respect to any distribution date, the weighted average of the Net Mortgage Rates of the mortgage loans as of the end of the calendar month immediately preceding the month in which such distribution date occurs, weighted on the basis of the Stated Principal Balance of each mortgage loan, as may be adjusted, as described in the final term sheet with respect to a class of certificates.

Notional Amount—As of any date of determination, the Notional Amount of any class of Notional Certificates is equal to the aggregate Certificate Principal Balance (or portion thereof) of the class or classes of certificates described in the final term sheet immediately prior to that date. Reference to a Notional Amount is solely for convenience in specific calculations and does not represent the right to receive any distributions allocable to principal.

Notional Certificates — Any class of certificates for which interest accrues on a Notional Amount based on the aggregate Certificate Principal Balance of the another class of certificates.

Optional Termination Date — The distribution date on which the aggregate Stated Principal Balance of the mortgage loans then held by the trust fund is less than 10% of the aggregate Stated Principal Balance of the mortgage loans as of the Cut-off Date after deducting payments of principal due during the month of the Cut-off Date.

Overcollateralization Amount—With respect to any distribution date, the excess, if any, of (i) the excess of the Aggregate Adjusted Stated Principal Balance as of that distribution date over the principal portion of Realized Losses incurred on the mortgage loans for the preceding calendar month over (ii) the aggregate Certificate Principal Balance of the certificates (other than the Class SB Certificates and Class R Certificates) as of such date, after taking into account distributions in respect of principal on that distribution date of the Principal Remittance Amount and the Excess Cashflow allocated to cover the principal portion of any Realized Losses incurred with respect to that distribution date as described under “—Excess Cash Flow and Overcollateralization” below.

Overcollateralization Increase Amount—With respect to any distribution date, an amount equal to the lesser of (i) the Excess Cash Flow available for payment of the Overcollateralization Increase Amount for that distribution date as described under “—Excess Cash Flow and Overcollateralization” below, if any, and (ii) the excess, if any, of (x) the Required Overcollateralization Amount for that distribution date over (y) the Overcollateralization Amount for that distribution date.

Overcollateralization Floor — As set forth in the final term sheet for a class of certificates.

Overcollateralization Reduction Amount—With respect to any distribution date for which the Excess Overcollateralization Amount is greater than zero, an amount equal to the lesser of (i) the Excess Overcollateralization Amount for that distribution date and (ii) the Principal Remittance Amount for that distribution date.

Pass-Through Margin — The fixed percentage for any class of certificates, which when added to the related index, determines the pass-through rate for such class of certificates.

Principal Distribution Amount—With respect to any distribution date, the lesser of (a) the excess of (i) the Available Distribution Amount over (ii) the Interest Distribution Amount and (b) the sum of the following:

(i)         the principal portion of all scheduled monthly payments on the mortgage loans received or advanced with respect to the related due period;

S-30

(ii)          except to the extent applied to offset Deferred Interest, the principal portion of all proceeds of the repurchase of mortgage loans, or, in the case of a substitution, amounts representing a principal adjustment, as required by the pooling and servicing agreement during the preceding calendar month;

(iii)         except to the extent applied to offset Deferred Interest, the principal portion of all other unscheduled collections received on the mortgage loans during the preceding calendar month other than Subsequent Recoveries, including, without limitation, Insurance Proceeds, Liquidation Proceeds and full and partial Principal Prepayments made by the respective mortgagors, to the extent not distributed in the preceding month or, in the case of Principal Prepayments in full, during the related Prepayment Period;

(iv)         the lesser of (a) the Excess Cash Flow for that distribution date and (b) the principal portion of any Realized Losses incurred, or deemed to have been incurred, on any mortgage loans in the calendar month preceding that distribution date to the extent covered by Excess Cash Flow for that distribution date as described under “—Excess Cash Flow and Overcollateralization” below;

(v)           the lesser of (a) the Excess Cash Flow for that distribution date, to the extent not used pursuant to clause (iv) above on such distribution date, and (b) the principal portion of any Realized Losses allocated to any class of offered certificates on a prior distribution date and remaining unpaid, to the extent covered by Subsequent Recoveries for that distribution date as described under “—Excess Cash Flow and Overcollateralization” below; and

(vi)           the lesser of (a) the Excess Cash Flow for that distribution date, to the extent not used pursuant to clauses (iv) and (v) above on such distribution date, and (b) the amount of any Overcollateralization Increase Amount for that distribution date;

minus

(vii)        the amount of any Overcollateralization Reduction Amount for that distribution date; and

(viii)        any related Capitalization Reimbursement Amount.

In no event will the Principal Distribution Amount on any distribution date be less than zero or greater than the aggregate outstanding Certificate Principal Balance of the offered certificates.

Principal Remittance Amount—With respect to any distribution date, the sum of the amounts described in clauses (b)(i), (b)(ii) and (b)(iii) of the definition of Principal Distribution Amount for that distribution date.

Record Date — With respect to any distribution date, the last day of the related Interest Accrual Period.

Required Overcollateralization Amount— As set forth in the final term sheet for a class of certificates; provided that the Required Overcollateralization Amount may be reduced so long as written confirmation is obtained from each rating agency that the reduction will not reduce the ratings assigned to the Class A Certificates and Class M Certificates by that rating agency below the lower of the then-current ratings or the ratings assigned to those certificates as of the closing date by that rating agency.

S-31

Senior Enhancement Percentage—With respect to any distribution date, the percentage obtained by dividing (x) the sum of (i) the aggregate Certificate Principal Balance of the Class M Certificates and Class B Certificates, if any, and (ii) the Overcollateralization Amount, in each case prior to the distribution of the Principal Distribution Amount on such distribution date, by (y) the Aggregate Adjusted Stated Principal Balance on that distribution date.

Sixty-Plus Delinquency Percentage—With respect to any distribution date on or after the Stepdown Date, the arithmetic average, for each of the three distribution dates ending with such distribution date, of the fraction, expressed as a percentage, equal to (x) the aggregate Stated Principal Balance of the mortgage loans that are 60 or more days delinquent in payment of principal and interest for that distribution date, including mortgage loans in foreclosure and REO, over (y) the Aggregate Adjusted Stated Principal Balance for the immediately preceding distribution date.

Stated Principal Balance— With respect to any mortgage loan and as of any distribution date, (a) the sum of (i) the principal balance thereof as of the cut-off date after payment of all scheduled principal payments due during the month of the cut-off date, (ii) any amount by which the outstanding principal balance thereof has been increased pursuant to a servicing modification and (iii) any amount by which the outstanding principal balance thereof has been increased for Deferred Interest pursuant to the terms of the related mortgage note on or prior to the distribution date, minus (b) the sum of (i) the aggregate of the principal portion of the scheduled monthly payments due with respect to that mortgage loan during each due period commencing on the first due period after the cut-off date and ending with the due period related to the previous distribution date which were received or with respect to which an advance was made, (ii) all principal prepayments with respect to such mortgage loan and all Liquidation Proceeds and Insurance Proceeds, to the extent applied by the master servicer as recoveries of principal, in each case which were distributed on any previous distribution date, and (iii) any Realized Loss allocated to the trust with respect to that mortgage loan for any previous distribution date.

Stepdown Date—The earlier to occur of (a) the distribution date on which the aggregate Certificate Principal Balance of the Class A Certificates has been reduced to zero and (b) the distribution date which is the later to occur of (i) the distribution date as set forth in the final term sheet for a class of certificates and (ii) the first distribution date on which the Senior Enhancement Percentage is equal to or greater than percentage set forth in such final term sheet.

Subordination Percentage—With respect to each class of offered certificates, the respective approximate percentage set forth in the final term sheet for a class of certificates.

Subsequent Recoveries—Subsequent recoveries, net of reimbursable expenses, with respect to mortgage loans that have been previously liquidated and that resulted in a Realized Loss.

Trigger Event—A Trigger Event is in effect with respect to any distribution date on or after the Stepdown Date if either (a) the Sixty-Plus Delinquency Percentage for that distribution date exceeds the percentage of the Senior Enhancement Percentage as set forth in the final term sheet for a class of certificates for that distribution date or (b) the aggregate amount of Realized Losses on the mortgage loans as a percentage of the initial aggregate Stated Principal Balance of the mortgage loans as of the cut-off date exceeds the applicable amount set forth in the final term sheet for a class of certificates.

S-32

Interest Distributions

On each distribution date, holders of the Class A Certificates will be entitled to receive interest distributions from the Available Distribution Amount, on a pro rata basis, in an amount equal to the Accrued Certificate Interest thereon for that distribution date plus any Accrued Certificate Interest, together with interest thereon at the related Pass-Through Rate, remaining unpaid from any prior distribution date.

On each distribution date, holders of each class of the Class M Certificates will be entitled to receive interest distributions in an amount equal to the Accrued Certificate Interest on such class, plus any Accrued Certificate Interest remaining unpaid from any prior distribution date, together with interest thereon at the related Pass-Through Rate, to the extent of the Available Distribution Amount remaining after distributions of interest to the Class A Certificates and distributions of interest to any class of Class M Certificates with a higher payment priority.

With respect to any distribution date, any Prepayment Interest Shortfalls during the preceding calendar month will be offset by the master servicer, but only to the extent these Prepayment Interest Shortfalls do not exceed Eligible Master Servicing Compensation. On any distribution date, Eligible Master Servicing Compensation will be applied to cover Prepayment Interest Shortfalls.

Prepayment Interest Shortfalls relating to the mortgage loans which are not covered as described above and Relief Act Shortfalls relating to the mortgage loans will be allocated to the offered certificates, on a pro rata basis, based upon the amount of Accrued Certificate Interest that would have accrued on these certificates absent these shortfalls, in each case in reduction of Accrued Certificate Interest thereon.

The ratings assigned to the offered certificates do not address the likelihood of the receipt of any amounts in respect of any Prepayment Interest Shortfalls, Basis Risk Shortfall Carry-Forward Amounts or Relief Act Shortfalls. See “—Excess Cash Flow and Overcollateralization” below.

Determination of LIBOR

LIBOR for any class of LIBOR Certificates and any Interest Accrual Period after the initial Interest Accrual Period will be determined as described in the three succeeding paragraphs.

LIBOR shall be established by the trustee for each Interest Accrual Period other than the initial Interest Accrual Period. LIBOR will equal the rate for United States dollar deposits for one month which appears on the Telerate Screen Page 3750 of the Moneyline Telerate Capital Markets Report as of 11:00 A.M., London time, on the second LIBOR business day prior to the first day of that Interest Accrual Period, or the LIBOR rate adjustment date. Telerate Screen Page 3750 means the display designated as page 3750 on the Telerate Service or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks. If the rate does not appear on that page or any other page as may replace that page on that service, or if the service is no longer offered, any other service for displaying LIBOR or comparable rates that may be selected by the trustee after consultation with the master servicer, the rate will be the reference bank rate.

The reference bank rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks, which shall be three major banks that are engaged in transactions in the London interbank market, selected by the trustee after consultation with the master servicer. The reference bank rate will be determined as of 11:00 A.M., London time, on the day that is one LIBOR business day prior to the immediately preceding distribution date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates then outstanding. The trustee will request the

S-33

principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations. If on that date fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the trustee after consultation with the master servicer, as of 11:00 A.M., New York City time, on that date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates then outstanding. If no quotations can be obtained, the rate will be LIBOR for the prior distribution date; provided however, if, under the priorities listed previously in this paragraph, LIBOR for a distribution date would be based on LIBOR for the previous distribution date for the third consecutive distribution date, the trustee shall, after consultation with the master servicer, select an alternative comparable index over which the trustee has no control, used for determining one-month Eurodollar lending rates that is calculated and published or otherwise made available by an independent party. LIBOR business day means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in the city of London, England are required or authorized by law to be closed.

The establishment of LIBOR by the trustee and the master servicer’s subsequent calculation of the pass-through rates applicable to the LIBOR Certificates for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Determination of MTA

MTA for any Interest Accrual Period after the initial Interest Accrual Period will be determined as described below.

MTA shall be established by the trustee for each Interest Accrual Period other than the initial Interest Accrual Period. MTA is a per annum rate equal to the twelve-month moving average monthly yield on United States Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in statistical Release No. H.15(519), or the Release, determined by averaging the monthly yield for the most recent twelve months. The MTA used for each Interest Accrual Period will be the most recent MTA figure available as of the related MTA Determination Date. If MTA is no longer available, the new index for the MTA Certificates will be LIBOR.

The establishment of MTA by the trustee and the master servicer’s subsequent calculation of the pass-through rates applicable to the MTA Certificates for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Principal Distributions

Holders of each class of the Class A Certificates will be entitled to receive on each distribution date, to the extent of the portion of the Available Distribution Amount remaining after the Interest Distribution Amount is distributed and in the manner set forth below, a distribution allocable to principal equal to the Class A Principal Distribution Amount. The Class A Principal Distribution Amount will be distributed to each class of the Class A Certificates, on a pro rata basis, in accordance with their respective Certificate Principal Balances, until the aggregate Certificate Principal Balance of each class of the Class A Certificates has been reduced to zero.

Holders of each class of the Class M Certificates will be entitled to receive on each distribution date, to the extent of the portion of the Available Distribution Amount remaining after the sum of the Interest Distribution Amount, the Class A Principal Distribution Amount and the Class M Principal Distribution Amount for any class of Class M Certificates with a lower numerical class designation has been distributed, the related Class M Principal Distribution Amount, in reduction of the Certificate

S-34

Principal Balance of that class, until the Certificate Principal Balance of that class has been reduced to zero.

Excess Cash Flow and Overcollateralization

The pooling and servicing agreement requires that, on each distribution date, the Excess Cash Flow, if any, be applied on any distribution date as follows:

•

first, as part of the Principal Distribution Amount, the principal portion of Realized Losses previously allocated to reduce the Certificate Principal Balance of any class of Class A, Class M or Class B Certificates, if any, and remaining unreimbursed, but only to the extent of Subsequent Recoveries for that distribution date;

•	second, as part of the related Principal Distribution Amount, the principal portion of Realized Losses incurred on the mortgage loans for the preceding calendar month;
•	third, to pay to the holders of the Class A, Class M and Class B Certificates, if any, the Overcollateralization Increase Amount as part of the Principal Distribution Amount;
•

fourth, to pay the holders of the Class A, Class M and Class B Certificates, if any, the amount of any Prepayment Interest Shortfalls allocated thereto for that distribution date, on a pro rata basis based on Prepayment Interest Shortfalls allocated thereto to the extent not covered by Eligible Master Servicing Compensation;

•

fifth, to pay to the holders of the Class A, Class M and Class B Certificates, if any, pro rata, based on unpaid Prepayment Interest Shortfalls previously allocated thereto, any Prepayment Interest Shortfalls remaining unpaid from prior distribution dates together with interest thereon;

•

sixth, after taking into accounts, if applicable, amounts received under any yield maintenance agreement on that distribution date, to pay to the holders of the Class A Certificates, pro rata, and then to the Class M Certificates and Class B Certificates, if any, in order of priority, the Basis Risk Shortfall Carry-Forward Amount for the related class;

•

seventh, to pay the holders of the Class A, Class M and Class B Certificates, if any, the amount of any Relief Act Shortfalls allocated thereto for that distribution date, on a pro rata basis based on the Relief Act Shortfalls allocated thereto on that distribution date;

•

eighth, to pay the holder of the Class A Certificates, pro rata, and then the Class M Certificates and Class B Certificates, if any, in order of priority, the principal portion of any Realized Losses previously allocated thereto that remain unreimbursed;

•	ninth, to pay to the holders of the Class SB Certificates and Class R Certificates any balance remaining, in accordance with the terms of the pooling and servicing agreement.

On any distribution date, any amounts payable pursuant to clauses first, second and third above as part of the Principal Distribution Amount shall be paid as described in “—Principal Distributions” above. Any amounts payable pursuant to clause eighth above shall not accrue interest or reduce the Certificate Principal Balance of the Class A, Class M and Class B Certificates, if any.

In addition, notwithstanding the foregoing, on any distribution date after the distribution date on which the Certificate Principal Balance of a class of offered certificates has been reduced to zero, that

S-35

class of offered certificates will be retired and will no longer be entitled to distributions, including distributions in respect of Prepayment Interest Shortfalls and Basis Risk Shortfalls.

The pooling and servicing agreement requires that the Excess Cash Flow, to the extent available as described above and to the extent necessary, will be applied as an accelerated payment of principal on the offered certificates, to the extent that the Required Overcollateralization Amount exceeds the Overcollateralization Amount as of that distribution date. The application of Excess Cash Flow to the payment of principal on a class of offered certificates has the effect of accelerating the amortization of that class of offered certificates relative to the amortization of the mortgage loans.

Allocation of Losses

Realized Losses with respect to the mortgage loans will be allocated or covered as follows:

•	first, to the Excess Cash Flow for the related distribution date;
•	second, by the reduction of the Overcollateralization Amount until reduced to zero;
•	third, to each class of the Class B Certificates, if any, sequentially, in inverse order of their numerical designation, until the Certificate Principal Balance thereof has been reduced to zero;
•	fourth, to each class of the Class M Certificates, sequentially, in inverse order of their numerical designation, until the Certificate Principal Balance thereof has been reduced to zero;
•	fifth, to the Class A Certificates, until the Certificate Principal Balance thereof has been reduced to zero;

With respect to any defaulted mortgage loan that is finally liquidated, through foreclosure sale, disposition of the related mortgaged property if acquired on behalf of the certificateholders by deed in lieu of foreclosure, or otherwise, the amount of loss realized, if any, will equal the portion of the Stated Principal Balance remaining, if any, plus interest thereon through the date of liquidation, after application of all amounts recovered, net of amounts reimbursable to the master servicer or the subservicer for Advances and expenses, including attorneys’ fees, towards interest and principal owing on the mortgage loan. These losses are referred to in this term sheet supplement as Realized Losses.

The principal portion of any Realized Loss, other than a Debt Service Reduction, allocated to any class of offered certificates will be allocated in reduction of its Certificate Principal Balance, until reduced to zero. The interest portion of any Realized Loss, other than a Debt Service Reduction, allocated to any class of offered certificates will be allocated in reduction of its Accrued Certificate Interest for the related distribution date. In addition, any allocation of a Realized Loss may be made by operation of the payment priority for the certificates set forth in this term sheet supplement.

In order to maximize the likelihood of distribution in full of amounts of interest and principal to be distributed to holders of the Class A Certificates, on each distribution date, holders of each class of the Class A Certificates have a right to distributions of each of the Interest Distribution Amount and Principal Distribution Amount that is prior to the rights of the holders of the Class M Certificates and Class B Certificates, if any. In addition, overcollateralization and the application of Excess Cash Flow will also increase the likelihood of distribution in full of amounts of interest and principal to the Class A Certificates and Class M Certificates.

S-36

The priority of payments among the Class M Certificates, as described in this term sheet supplement, also has the effect during certain periods, in the absence of losses, of decreasing the percentage interest in the trust evidenced by any class of Class M Certificates with a higher payment priority, thereby increasing, relative to its Certificate Principal Balance, the subordination afforded to such class of the Class M Certificates by overcollateralization and any class of related Class M Certificates with a lower payment priority and the Class B Certificates, if any.

In addition, in instances in which a mortgage loan is in default or if default is reasonably foreseeable, and if determined by the master servicer to be in the best interest of the certificateholders, the master servicer or servicer may permit servicing modifications of the mortgage loan rather than proceeding with foreclosure, as described under “Description of the Certificates—Servicing and Administration of Mortgage Collateral” in the related base prospectus. However, the master servicer’s and the servicer’s ability to perform servicing modifications will be subject to some limitations, including but not limited to the following. Advances and other amounts may be added to the outstanding principal balance of a mortgage loan only once during the life of a mortgage loan. Any amounts added to the principal balance of the mortgage loan, or capitalized amounts added to the mortgage loan, will be required to be fully amortized over the term of the mortgage loan. All capitalizations are to be implemented in accordance with Residential Funding’s program guide and may be implemented only by servicers that have been approved by the master servicer for that purpose. The final maturity of any mortgage loan shall not be extended beyond the assumed final distribution date. No servicing modification with respect to a mortgage loan will have the effect of reducing the mortgage rate below the lesser of (i) one-half of the mortgage rate as in effect on the cut-off date and (ii) the Expense Fee Rate. Further, the aggregate current principal balance of all mortgage loans subject to modifications can be no more than five percent (5%) of the aggregate principal balance of the mortgage loans as of the cut-off date, but this limit may increase from time to time, so long as written confirmation is obtained from each rating agency that the increase will not reduce the ratings assigned to the Class A Certificates and Class M Certificates by that rating agency below the lower of the then-current ratings or the ratings assigned to those certificates as of the closing date by that rating agency.

Advances

Prior to each distribution date, the master servicer is required to make Advances of payments which were due on the mortgage loans on the Due Date in the related Due Period and not received on the business day next preceding the related determination date.

These Advances are required to be made on mortgage loans included the trust established for any series only to the extent they are deemed by the master servicer to be recoverable from related late collections, Insurance Proceeds or Liquidation Proceeds. The purpose of making these Advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. The master servicer will not be required to make any Advances with respect to reductions in the amount of the monthly payments on the mortgage loans due to Debt Service Reductions or the application of the Relief Act or similar legislation or regulations. Any failure by the master servicer to make an Advance as required under the pooling and servicing agreement for any series will constitute an event of default thereunder, in which case the trustee, as successor master servicer, will be obligated to make any Advance, in accordance with the terms of the pooling and servicing agreement for that series.

All Advances on mortgage loans included in the trust established for any series will be reimbursable to the master servicer on a first priority basis from late collections, Insurance Proceeds and Liquidation Proceeds from the mortgage loan as to which the unreimbursed Advance was made. In addition, any Advances previously made which are deemed by the master servicer to be nonrecoverable from related late collections, Insurance Proceeds and Liquidation Proceeds may be reimbursed to the master servicer out of any funds in the Custodial Account prior to distributions on the offered certificates.

S-37

The pooling and servicing agreement for any series will provide that the master servicer may enter into a facility with any person which provides that such person, or the advancing person, may directly or indirectly fund Advances and/or Servicing Advances on the mortgage loans included in the trust established for that series, although no such facility will reduce or otherwise affect the master servicer’s obligation to fund these Advances and/or Servicing Advances. No facility will require the consent of any certificateholders or the trustee. Any Advances and/or Servicing Advances made by an advancing person would be reimbursed to the advancing person under the same provisions pursuant to which reimbursement would be made to the master servicer if those advances were funded by the master servicer, but on a priority basis in favor of the advancing person as opposed to the master servicer or any successor master servicer, and without being subject to any right of offset that the trustee or the trust might have against the master servicer or any successor master servicer.

S-38

CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

General

The yield to maturity on each class of offered certificates of any series will be primarily affected by the following factors:

•

the rate and timing of principal payments on the mortgage loans included in the trust established for that series, including prepayments, defaults and liquidations, and repurchases due to breaches of representations or warranties;

•	the allocation of principal payments among the various classes of offered certificates of that series;
•	realized losses and interest shortfalls on the mortgage loans included in the trust established for that series;
•	the pass-through rate on the offered certificates, and fluctuations in any index for the mortgage loans or the offered certificates of that series;
•	allocations of Net Deferred Interest among the various classes of offered certificates; and
•	the purchase price paid for the offered certificates of that series.

For additional considerations relating to the yields on the offered certificates, see “Yield Considerations” and “Maturity and Prepayment Considerations” in the related base prospectus.

Prepayment Considerations

The yields to maturity and the aggregate amount of distributions on each class of the offered certificates of any series will be affected by the rate and timing of principal payments on the mortgage loans included in the trust established for that series. The yields may be adversely affected by a higher or lower than anticipated rate of principal payments on the mortgage loans in the trust established for that series. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans, including any initial interest only periods, the rate and timing of mortgagor prepayments on the mortgage loans, liquidations of defaulted mortgage loans and purchases of mortgage loans due to breaches of some representations and warranties. The timing of changes in the rate of prepayments, liquidations and purchases of the mortgage loans included in the trust established for any series may significantly affect the yield to an investor in that series of certificates, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation. In addition, the rate of prepayments of the mortgage loans included in the trust established for any series and the yields to investors on the certificates of that series may be affected by refinancing programs, which may include general or targeted solicitations, as described under “Maturity and Prepayment Considerations” in the related base prospectus. Since the rate and timing of principal payments on the mortgage loans will depend on future events and on a variety of factors, as described in this term sheet supplement and in the related base prospectus under “Yield Considerations” and “Maturity and Prepayment Considerations”, no assurance can be given as to the rate or the timing of principal payments on the offered certificates of any series.

The mortgage loans may be prepaid by the mortgagors at any time; provided, however, that the mortgage loans may impose a prepayment charge for partial prepayments and full prepayments, which may have a substantial effect on the rate of prepayment of those mortgage loans. Unless otherwise specified in the final term sheet, the prepayment charges will not be available for distribution on the offered certificates.

S-39

Some state laws restrict the imposition of prepayment charges even when the mortgage loans expressly provide for the collection of those charges. It is possible that prepayment charges and late fees may not be collected even on mortgage loans that provide for the payment of these charges. In any case, these amounts will not be available for distribution on the offered certificates. See “Certain Legal Aspects of Mortgage Loans and Contracts—Default Interest and Limitations on Prepayments” in the related base prospectus.

Prepayments, liquidations and purchases of the mortgage loans included in the trust established for that series will result in distributions to holders of the related offered certificates of that series of principal amounts which would otherwise be distributed over the remaining terms of the mortgage loans in the related mortgage pool. Factors affecting prepayment, including defaults and liquidations, of mortgage loans include changes in mortgagors’ housing needs, job transfers, unemployment, mortgagors’ net equity in the mortgaged properties, changes in the value of the mortgaged properties, mortgage market interest rates, solicitations and servicing decisions. In addition, if prevailing mortgage rates fell significantly below the mortgage rates on the mortgage loans, the rate of prepayments, including refinancings, would be expected to increase. Conversely, if prevailing mortgage rates rose significantly above the mortgage rates on the mortgage loans, the rate of prepayments on the mortgage loans would be expected to decrease.

The rate of defaults on the mortgage loans will also affect the rate and timing of principal payments on the mortgage loans. In general, defaults on mortgage loans are expected to occur with greater frequency in their early years. As a result of the program criteria and underwriting standards applicable to the mortgage loans, the mortgage loans may experience rates of delinquency, foreclosure, bankruptcy and loss that are higher than those experienced by mortgage loans that satisfy the standards applied by Fannie Mae and Freddie Mac first mortgage loan purchase programs, or by Residential Funding for the purpose of acquiring mortgage loans to collateralize securities issued by Residential Funding Mortgage Securities I, Inc. For example, the rate of default on mortgage loans that are secured by non-owner occupied properties, mortgage loans made to borrowers whose income is not required to be provided or verified, mortgage loans made to borrowers with high debt-to-income ratios, and mortgage loans with high LTV ratios, may be higher than for other types of mortgage loans. See “Description of the Mortgage Pool—The Program” in this term sheet supplement. Furthermore, the rate and timing of prepayments, defaults and liquidations on the mortgage loans will be affected by the general economic condition of the region of the country in which the related mortgaged properties are located. The risk of delinquencies and loss is greater and prepayments are less likely in regions where a weak or deteriorating economy exists, as may be evidenced by, among other factors, increasing unemployment or falling property values. See “Maturity and Prepayment Considerations” in the related base prospectus.

The negative amortization feature of the mortgage loans may affect the yield on the certificates. As a result of the negative amortization of the mortgage loans, the outstanding principal balance of a mortgage loan will increase by the amount of Deferred Interest. During periods in which the outstanding principal balance of a mortgage loan is increasing due to the addition of Deferred Interest, the increasing principal balance of the mortgage loan may approach or exceed the value of the related mortgaged property, thus increasing both the likelihood of defaults and the risk of loss on any mortgage loan that is required to be liquidated. Furthermore, each mortgage loan provides for the payment of any remaining unamortized principal balance of such mortgage loan (due to the addition of Deferred Interest, if any, to the principal balance of the mortgage loan) in a single payment at the maturity of the mortgage loan. Because the mortgagors may be so required to make a larger single payment upon maturity, it is possible that the default risk associated with the mortgage loans is greater than that associated with fully amortizing mortgage loans. The rate of Deferred Interest on the mortgage loans will also affect the rate of principal distributions on the certificates because unscheduled principal collections on the mortgage loans will be applied to cover Deferred Interest on the mortgage loans.

S-40

The rate and timing of principal prepayments relative to the rate and timing of the creation of Deferred Interest on the mortgage loans will also affect the yields to maturity on the classes of certificates. To the extent that there is Net Deferred Interest, it will be allocated as described in the final term sheet for a class of certificates. Any allocation of Net Deferred Interest to a class of certificates or interest-bearing component of a class of certificates will reduce the amount of interest distributable on that class or component. Although interest will thereafter accrue on the Net Deferred Interest so allocated, the increase in the related Certificate Principal Balance of a class of certificates may increase the weighted average life of the applicable class of certificates. Any increase in the weighted average life of the applicable class of certificates may increase the risk that Realized Losses will be allocated to those classes of certificates. The amount of the Deferred Interest on the mortgage loans is offset by using unscheduled principal collections to make distributions of current interest on the certificates. On any distribution date, to the extent that the aggregate Deferred Interest on the mortgage loans as of the related due date exceeds the unscheduled principal collections, such excess amounts will be deducted from the interest payable on the certificates and thereby cause a delay in the payment of Accrued Certificate Interest on the classes of certificates to which the Net Deferred Interest is allocated.

The mortgage loans typically are assumable under some circumstances if, in the sole judgment of the master servicer or the applicable subservicer, the prospective purchaser of a mortgaged property is creditworthy and the security for the mortgage loan is not impaired by the assumption.

Most of the mortgage loans contain due-on-sale clauses. The terms of the pooling and servicing agreement for any series generally require the master servicer or any subservicer, as the case may be, to enforce any due-on-sale clause to the extent it has knowledge of the conveyance or the proposed conveyance of the underlying mortgaged property and to the extent permitted by applicable law, except that any enforcement action that would impair or threaten to impair any recovery under any related insurance policy will not be required or permitted.

Allocation of Principal Payments

The yields to maturity of the offered certificates may be affected to the extent any Excess Cash Flow is used to accelerate payments of principal on the offered certificates. In addition, the amount of any Overcollateralization Increase Amount paid to the offered certificates on any payment date will be affected by, among other things, the level of delinquencies and losses on the mortgage loans, the level of the index that is used to determine the pass-through rate on certificates and the level of the indices on the mortgage loans.

Certificates with Subordination Features: The yield to maturity on the class of Class M Certificates or Class B Certificates, if any, then outstanding with a Certificate Principal Balance greater than zero with the lowest payment priority will be extremely sensitive to losses on the mortgage loans included in the trust established for that series and the timing of those losses because certain amounts of losses that are covered by subordination will be allocated to that class of Class M Certificates or Class B Certificates. After the Credit Support Depletion Date, the yield to maturity of any class of Senior Support Certificates will be extremely sensitive to losses on the mortgage loans, and the timing thereof, because certain losses that would be allocable to the related class of classes of Super Senior Certificates will be allocated to related class or classes of Senior Support Certificates.

Realized Losses and Interest Shortfalls

The yield to maturity and the aggregate amount of distributions on each class of offered certificates will be affected by the timing of borrower defaults resulting in Realized Losses on the mortgage loans, to the extent such losses are not covered by credit support in the form of the Excess Cash Flow, overcollateralization or subordination provided to any class of Super Senior Certificates by a class of related Senior Support Certificates, the Class A Certificates by the Class M Certificates and the Class

S-41

B Certificates, if any, and, with respect to any Class M Certificates, by any Class M Certificates with a lower payment priority and the Class B Certificates, if any. Furthermore, as described in this term sheet supplement, the timing of receipt of principal and interest by the offered certificates may be adversely affected by losses or delinquencies on the mortgage loans if those losses or delinquencies result in a change in the Required Overcollateralization Amount.

The amount of interest otherwise payable to holders of the offered certificates of any series will be reduced by any interest shortfalls on the mortgage loans included in the trust established for that series to the extent not covered by the Eligible Master Servicing Compensation and Excess Cash Flow, in each case as described in this term sheet supplement. These shortfalls will not be offset by a reduction in the servicing fees payable to the master servicer or otherwise, except as described in this term sheet supplement with respect to Prepayment Interest Shortfalls. Prepayment Interest Shortfalls will only be covered by Eligible Master Servicing Compensation and Excess Cash Flow to the extent described in this term sheet supplement. Relief Act Shortfalls allocated to the offered certificates on a distribution date will only be covered to the extent of Excess Cash Flow available therefor on that distribution date in the manner described under “Description of the Certificates— Excess Cash Flow and Overcollateralization Provisions.” Relief Act Shortfalls will not carry forward or be paid on other distribution dates. See “Description of the Certificates—Interest Distributions” in this term sheet supplement for a discussion of possible shortfalls in the collection of interest.

The recording of mortgages in the name of MERS is a relatively new practice in the mortgage lending industry. While the depositor expects that the master servicer or applicable subservicer will be able to commence foreclosure proceedings on the mortgaged properties, when necessary and appropriate, public recording officers and others in the mortgage industry, however, may have limited, if any, experience with lenders seeking to foreclose mortgages, assignments of which are registered with MERS. Accordingly, delays and additional costs in commencing, prosecuting and completing foreclosure proceedings, defending litigation commenced by third parties and conducting foreclosure sales of the mortgaged properties could result. Those delays and additional costs with respect to the mortgage loans included in the trust established for any series could in turn delay the distribution of liquidation proceeds to the certificateholders of that series and increase the amount of Realized Losses on those mortgage loans. In addition, if, as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS® System, it becomes necessary to remove any mortgage loan included in the trust established for any series from registration on the MERS® System and to arrange for the assignment of the related mortgages to the trustee, then any related expenses shall be reimbursable by the trust for that series to the master servicer, which will reduce the amount available to pay principal of and interest on the outstanding class or classes of certificates of that series with a Certificate Principal Balance greater than zero with the lowest payment priorities. For additional information regarding the recording of mortgages in the name of MERS see “Description of the Certificates—Assignment of Trust Assets” in the related base prospectus.

Pass-Through Rates

The yields to maturity on the offered certificates will be affected by their pass-through rates. Any class of Adjustable Rate Certificates may not always receive interest at a rate equal to the applicable index plus the related margin. In addition, if a class of offered certificates is subject to a cap based on the Net WAC Cap Rate, and if the Net WAC Cap Rate is less than the applicable index plus the related margin, the pass-through rate on that class of Adjustable Rate Certificates will be limited to the Net WAC Cap Rate. Thus, the yield to investors in a class of Adjustable Rate Certificates will be sensitive to fluctuations in the level of the applicable index and will be adversely affected by the application of the Net WAC Cap Rate cap. Therefore, the prepayment of the mortgage loans with higher mortgage rates may result in a lower pass-through rate on the related Adjustable Rate Certificates.

S-42

Investors in Adjustable Rate Certificates should be aware that the mortgage loans have adjustable interest rates, in most cases after an initial fixed rate period, but their monthly payments and amortization schedules adjust annually and are subject to maximum interest rates and payment caps. Consequently, the interest that becomes due on the mortgage loans during the related Due Period may be less than interest that would accrue on the related Adjustable Rate Certificates at the rate of the applicable index plus the related margin. In a rising interest rate environment, the Adjustable Rate Certificates may receive interest at the Net WAC Cap Rate for a protracted period of time. In addition, in this situation, there would be little or no Excess Cash Flow to cover losses and to create additional overcollateralization. Moreover, because the initial mortgage rates on the mortgage loans may be lower than the related minimum mortgage rates, and will remain fixed for the initial fixed rate period, the Net WAC Cap Rate may initially be less than it will be once the mortgage loans have all adjusted to their fully-indexed rate. Therefore, prior to the month in which all of the mortgage loans have adjusted to their fully-indexed rate, there may be a greater risk that the Pass-Through Rate on any class of Adjustable Rate Certificates may be limited by the Net WAC Cap Rate. In addition, the pass-through rates on any class of Adjustable Rate Certificates may be subject to a cap as set forth in the final term sheet for such class of certificates.

To the extent the Net WAC Cap Rate is paid on any class of the certificates, the difference between the Net WAC Cap Rate and the pass-through rate on such certificates (but not more than any cap as set forth in the final term sheet for such class of certificates), will create a basis risk shortfall that will carry forward with interest thereon. These basis risk shortfalls will only be payable from Excess Cash Flow or, if applicable, a yield maintenance agreement or other derivative instrument, and, in any event, may remain unpaid on the Optional Termination Date or the applicable final distribution date.

Purchase Price

In addition, the yield to maturity on each class of the offered certificates will depend on, among other things, the price paid by the holders of the offered certificates and the related pass-through rate. The extent to which the yield to maturity of an offered certificate is sensitive to prepayments will depend, in part, upon the degree to which it is purchased at a discount or premium. In general, if a class of offered certificates is purchased at a premium and principal distributions thereon occur at a rate faster than assumed at the time of purchase, the investor’s actual yield to maturity will be lower than anticipated at the time of purchase. Conversely, if a class of offered certificates is purchased at a discount and principal distributions thereon occur at a rate slower than assumed at the time of purchase, the investor’s actual yield to maturity will be lower than anticipated at the time of purchase.

Weighted Average Life

Weighted average life refers to the average amount of time that will elapse from the date of issuance of a security to the date of distribution to the investor of each dollar distributed in reduction of principal of the security. The weighted average life of the offered certificates will be influenced by, among other things, the rate at which principal of the mortgage loans is paid, which may be in the form of scheduled amortization, prepayments or liquidations.

Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. For example, CPR, represents a constant rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans. CPR does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the mortgage loans in this mortgage pool. In addition, it is very unlikely that the mortgage loans will prepay at a constant level of CPR until maturity or that all of the mortgage loans will prepay at the same level of CPR. Moreover, the diverse remaining terms to maturity and mortgage rates of the mortgage loans could produce slower or faster principal distributions than indicated at the various constant percentages of CPR, even if the weighted average remaining term to maturity and

S-43

weighted average mortgage rate of the mortgage loans are as assumed. Any difference between the assumptions and the actual characteristics and performance of the mortgage loans, or actual prepayment or loss experience, will affect the percentages of initial Certificate Principal Balances outstanding over time and the weighted average lives of the classes of offered certificates.

Additional Yield Considerations Applicable Solely to the Residual Certificates

The after-tax rate of return on the Residual Certificates of any series will reflect their pre-tax rate of return, reduced by the taxes required to be paid with respect to the Residual Certificates of that series. Holders of Residual Certificates of any series may have tax liabilities with respect to their Residual Certificates during the early years of the trust for that series that substantially exceed any distributions payable thereon during any such period. In addition, holders of Residual Certificates of any series may have tax liabilities with respect to their Residual Certificates the present value of which substantially exceeds the present value of distributions payable thereon and of any tax benefits that may arise with respect thereto. Accordingly, the after-tax rate of return on the Residual Certificates of any series may be negative or may otherwise be significantly adversely affected. The timing and amount of taxable income attributable to the Residual Certificates of any series will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the mortgage pool.

The Residual Certificateholders of any series should consult their tax advisors as to the effect of taxes and the receipt of any payments made to those holders in connection with the purchase of the Residual Certificates on after-tax rates of return on the Residual Certificates. See “Material Federal Income Tax Consequences” in this term sheet supplement and “Material Federal Income Tax Consequences” in the related base prospectus.

POOLING AND SERVICING AGREEMENT

General

The certificates for each series will be issued under a series supplement for that series, dated as of the cut-off date for that series, to the standard terms of pooling and servicing agreement, dated as of August 1, 2004, together referred to as the pooling and servicing agreement, among the depositor, the master servicer, and Deutsche Bank Trust Company Americas, as trustee. Reference is made to the related base prospectus for important information in addition to that described herein regarding the terms and conditions of the pooling and servicing agreement and the offered certificates for each series. Except as may be set forth in the related prospectus supplement, the trustee will appoint Wells Fargo Bank, National Association to serve as custodian for the mortgage loans included in the trust established for any series. The offered certificates of any series will be transferable and exchangeable at an office of the trustee, which will serve as certificate registrar and paying agent. The depositor will provide a prospective or actual certificateholder without charge, on written request, a copy, without exhibits, of the pooling and servicing agreement. Requests should be addressed to the President, Residential Accredit Loans, Inc., 8400 Normandale Lake Boulevard, Suite 250, Minneapolis, Minnesota 55437.

Under the pooling and servicing agreement of any series, transfers of Residual Certificates of that series are prohibited to any non-United States person. Transfers of the Residual Certificates are additionally restricted as described in the pooling and servicing agreement for that series. See “Material Federal Income Tax Consequences” in this term sheet supplement and “Material Federal Income Tax Consequences —REMICs—Taxation of Owners of REMIC Residual Certificates—Tax and Restrictions on Transfers of REMIC Residual Certificates to Certain Organizations” and “—Noneconomic REMIC Residual Certificates” in the related base prospectus. In addition to the circumstances described in the related base prospectus, the depositor may terminate the trustee for any series for cause under specified circumstances. See “The Pooling and Servicing Agreement—The Trustee” in the related base prospectus.

S-44

The Master Servicer

Residential Funding, an indirect wholly-owned subsidiary of GMAC Mortgage Group Inc. and an affiliate of the depositor, will act as master servicer for the certificates of any series under the pooling and servicing agreement for that series. For a general description of Residential Funding and its activities, see “Residential Funding Corporation” in the related base prospectus and “Description of the Mortgage Pool—Residential Funding” herein.

The following tables set forth information concerning the delinquency experience, including pending foreclosures, on one- to four-family residential mortgage loans that generally complied with Residential Funding’s Expanded Criteria Program at the time of purchase by Residential Funding and were being master serviced by Residential Funding on December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and September 30, 2005. Until December 31, 2004, substantially all of the mortgage loans reflected in the tables below were fixed rate loans, which may experience a rate of delinquencies, foreclosures and losses that is different from adjustable rate loans.

As used in this term sheet supplement, a loan is considered to be “30 to 59 days” or “30 or more days” delinquent when a payment due on any due date remains unpaid as of the close of business on the last business day immediately prior to the next following monthly due date. The determination as to whether a loan falls into this category is made as of the close of business on the last business day of each month. Delinquency information presented in this term sheet supplement as of the cut-off date is determined and prepared as of the close of business on the last business day immediately prior to the cut-off date.

S-45

                           Expanded Criteria Mortgage Program Delinquency Experience(1)

                       At December 31, 2000   At December 31, 2001   At December 31, 2002    At December 31, 2003
                        By No.    By Dollar    By No.    By Dollar    By No.    By Dollar    By No.     By Dollar
                          of      Amount of      of      Amount of      of      Amount of      of       Amount of
                         Loans      Loans       Loans      Loans       Loans      Loans       Loans       Loans
                        (Dollar Amounts in     (Dollar Amounts in     (Dollar Amounts in      (Dollar Amounts in
                            Thousands)             Thousands)             Thousands)              Thousands)
Total Loan Portfolio.    104,820  $12,512,690   101,210  $12,635,058    99,386  $12,962,473   101,112  $14,114,861
Period of Delinquency
     30 to 59 days...      2,082     244,557      2,324     289,263      2,147     280,302      2,182      284,482
     60 to 89 days...        372      44,459        477      64,448        488      63,986        526       70,816
     90 days or
     more(2).........        409      44,171        516      62,039        644      84,033       696       94,223
Foreclosures Pending.        446      55,203        602      81,640        769     102,671        787      103,707
Total Delinquent
Loans................      3,309    $388,390      3,919    $497,389      4,048    $530,992      4,191     $553,228
Percent of Loan
Portfolio............      3.157%      3.104%     3.872%      3.937%     4.073%      4.096%     4.145%       3.919%

  At December 31, 2004    At September 30, 2005
  By No.      By Dollar    By No.     By Dollar
    of        Amount of      of       Amount of
   Loans        Loans       Loans       Loans
   (Dollar Amounts in       (Dollar Amounts in
       Thousands)               Thousands)
    106,211  $15,669,395    127,525  $21,671,650

      2,032      282,672      2,405      389,927
        409       51,071        480       73,571
        555       70,963        484       64,417
        747       88,396        607       75,235
      3,743     $493,102      3,976     $603,150
     3.524%       3.147%     3.118%       2.783%

         _____________________________

              (1) The table relates only to the mortgage loans referred to above.
              (2) Does not include foreclosures pending.

                Expanded Criteria Mortgage Program Reduced Documentation Delinquency Experience(1)

                       At December 31, 2000   At December 31, 2001   At December 31, 2002    At December 31, 2003
                        By No.    By Dollar    By No.    By Dollar    By No.    By Dollar    By No.     By Dollar
                          of      Amount of      of      Amount of      of      Amount of      of       Amount of
                         Loans      Loans       Loans      Loans       Loans      Loans       Loans       Loans
                        (Dollar Amounts in     (Dollar Amounts in     (Dollar Amounts in      (Dollar Amounts in
                            Thousands)             Thousands)             Thousands)              Thousands)
Total Loan Portfolio.     44,520  $6,234,461     45,103  $6,477,882     45,867  $6,776,784     51,824   $8,071,748
Period of Delinquency
     30 to 59 days...        742     104,823        901     131,032        893     131,270        934      142,682
     60 to 89 days...        118      17,904        185      29,788        216      33,636        216       35,031
     90 days or
     more(2).........        123      17,598        165      27,231        206      37,139        258       43,618
Foreclosures Pending.        113      19,378        198      34,074        251      41,335        279       44,333
Total Delinquent           1,096    $159,703      1,449    $222,125      1,566    $243,380      1,687     $265,664
Loans................
Percent of Loan           2.462%      2.562%     3.213%      3.429%     3.414%      3.591%     3.255%       3.291%
Portfolio............

  At December 31,2004     At September 30, 2005
  By No.      By Dollar    By No.     By Dollar
    of        Amount of      of       Amount of
   Loans        Loans       Loans       Loans
   (Dollar Amounts in       (Dollar Amounts in
       Thousands)               Thousands)
     56,271   $9,191,522     72,230  $13,520,126

        946      161,218      1,221      221,233
        186       26,348        223       41,490
        225       34,430        205       36,305
        268       42,461        260       40,731
      1,625     $264,457      1,909     $339,758
     2.888%       2.877%     2.643%       2.513%

         ______________________________
         (1) The table relates only to the mortgage loans referred to above.
         (2) Does not include foreclosures pending.
S-46

           The  following  tables  set  forth  information  concerning  foreclosed  mortgage  loans  and loan  loss experience of Residential  Funding as of December 31, 2001,  December 31, 2002,  December 31, 2003, December 31,
   2004 and  September  30,  2005 with  respect to the  mortgage  loans  referred  to above.  For  purposes  of the following table,  Average  Portfolio  Balance for the period indicated is based on end of month balances divided by the  number  of  months  in the  period  indicated,  the  Foreclosed  Loans  Ratio is equal to the  aggregate principal  balance of Foreclosed  Loans divided by the Total Loan Portfolio at the end of the indicated  period, and the Gross Loss Ratios and Net Loss Ratios are computed by dividing  the Gross Loss or Net Loss  respectively during the period indicated by the Average Portfolio Balance during that period.

                           Total Expanded Criteria Loan Portfolio Foreclosure Experience(1)

                               At or for the year ended       At or for the year ended     At or for the year ended
                                   December 31, 2001             December 31, 2002             December 31, 2003
                              ----------------------------    -------------------------   ----------------------------
                               (Dollar Amounts in Thousands)      (Dollar Amounts in       (Dollar Amounts in Thousands)
                                                                      Thousands)
   Total Loan Portfolio                       $12,635,058                  $12,962,473                    $14,114,861
   Average Portfolio Balance                  $12,595,460                  $12,766,543                    $13,571,185
   Foreclosed Loans (2)                           $25,780                      $30,927                        $41,603
   Liquidated Foreclosed                          $53,695                      $55,962                        $66,561
   Loans (3)
   Foreclosed Loans Ratio                          0.204%                       0.239%                         0.295%
   Gross Loss (4)                                 $13,602                      $12,292                        $12,855
   Gross Loss Ratio                                0.108%                       0.096%                         0.095%
   Covered Loss (5)                               $12,467                      $11,047                        $12,246
   Net Loss (6)                                    $1,136                       $1,245                           $609
   Net Loss Ratio                                  0.009%                       0.010%                         0.004%
   Excess Recovery (7)                                $12                         $158                           $256

                                       At or for the
                                           nine
                                       month period
     At or for the year ended             ending
         December 31, 2004             September 30,
                                           2005
   ------------------------------    ------------------
   (Dollar Amounts in Thousands)      (Dollar Amounts
                                       in Thousands)
                     $15,669,395           $21,671,650
                     $14,501,837           $18,799,555
                         $21,136               $19,959
                         $79,979               $37,105
                          0.135%                0.092%
                         $16,637                $7,401
                          0.115%                0.039%
                         $13,872                $6,060
                          $2,764                $1,342
                          0.019%                0.007%
                            $320                  $174

                   Total Expanded Criteria Reduced Documentation Loan Portfolio Foreclosure Experience (1)

                                At or for the year ended      At or for the year ended      At or for the year ended
                                    December 31, 2001            December 31, 2002              December 31, 2003
                               ----------------------------   -------------------------    ----------------------------
                               (Dollar Amounts in Thousands)       (Dollar Amounts in      (Dollar Amounts in Thousands)
                                                                       Thousands)
   Total Loan Portfolio                         $6,477,882                  $6,776,784                      $8,071,748
   Average Portfolio Balance                    $6,381,137                  $6,558,513                      $7,440,182
   Foreclosed Loans (2)                             $9,602                     $10,406                         $15,104
   Liquidated Foreclosed                           $12,232                     $16,202                         $17,127
   Loans (3)
   Foreclosed Loans Ratio                           0.148%                      0.154%                          0.187%
   Gross Loss (4)                                   $3,815                      $3,652                          $3,765
   Gross Loss Ratio                                 0.060%                      0.056%                          0.051%
   Covered Loss (5)                                 $2,899                      $3,426                          $3,648
   Net Loss (6)                                       $915                        $226                            $117
   Net Loss Ratio                                   0.014%                      0.003%                          0.002%
   Excess Recovery (7)                                  $0                          $0                             $25

                                       At or for the
                                           nine
                                       month period
     At or for the year ended             ending
         December 31, 2004             September 30,
                                           2005
   ------------------------------    ------------------
   (Dollar Amounts in Thousands)      (Dollar Amounts
                                       in Thousands)
                      $9,191,522           $13,520,126
                      $8,435,449           $11,390,428
                          $6,440                $8,241
                         $23,050               $10,540
                          0.070%                0.061%
                          $4,198                $1,927
                          0.050%                0.017%
                          $3,011                $1,699
                          $1,186                  $228
                          0.014%                0.002%
                             $87                   $82

   (Footnotes on next page)
S-47

   (Footnotes relate to table on previous page)

           (1)    The tables relate only to the mortgage loans referred to above.

           (2)    For  purposes of these  tables,  Foreclosed  Loans  includes the  principal  balance of mortgage  loans  secured  by  mortgaged  properties  the title to which has been  acquired  by
           Residential  Funding,  by investors or by an insurer  following  foreclosure  or delivery of a deed in lieu of  foreclosure  and  which  had not  been  liquidated  by the end of the  period indicated.

           (3)    Liquidated  Foreclosed  Loans is the sum of the  principal  balances of the  foreclosed loans liquidated during the period indicated.

           (4)    Gross  Loss is the sum of  gross  losses  less net  gains  (Excess  Recoveries)  on all mortgage loans  liquidated  during the period  indicated.  Gross Loss for any mortgage loan is equal to the  difference  between (a) the  principal  balance plus accrued  interest  plus all liquidation  expenses related to such mortgage loan and (b) all amounts received in connection with the  liquidation  of the related  mortgaged  property,  excluding  amounts  received from mortgage pool or special hazard insurance or other forms of credit  enhancement,  as described in footnote (5) below.  Net gains from the  liquidation  of mortgage  loans are  identified in footnote (7) below.

           (5)    Covered  Loss,  for the period  indicated,  is equal to the  aggregate  of all proceeds received in connection  with liquidated  mortgage loans from mortgage pool insurance,  special hazard  insurance (but not including  primary  mortgage  insurance,  hazard insurance or other insurance  available  for specific  mortgaged  properties)  or other  insurance as well as all proceeds  received  from or losses borne by other credit  enhancement,  including  subordinate certificates.

           (6)    Net Loss is determined by  subtracting  Covered Loss from Gross Loss. As is the case in footnote (4) above,  Net Loss  indicated  here may reflect  Excess  Recovery (see footnote (7)
           below).  Net Loss  includes  losses on  mortgage  loan pools  which do not have the benefit of credit enhancement.

           (7)    Excess  Recovery is  calculated  only with  respect to defaulted  mortgage  loans as to which the liquidation of the related  mortgaged  property  resulted in recoveries in excess of the principal  balance plus accrued interest thereon plus all liquidation  expenses related to such mortgage loan.  Excess  recoveries  are not applied to reinstate any credit  enhancement, and generally are not allocated to holders of Certificates.
S-48

[FILED PURSUANT TO RULE 433]

There can be no assurance that the delinquency and foreclosure experience set forth above will be representative of the results that may be experienced with respect to the mortgage loans included in the trust established for any series.

Servicing and Other Compensation and Payment of Expenses

The servicing fees for each mortgage loan are payable out of the interest payments on that mortgage loan. The servicing fees relating to each mortgage loan will be a per annum percentage of the outstanding principal balance of that mortgage loan as set forth in the final term sheet for a class of certificates. The servicing fees consist of (a) servicing compensation payable to the master servicer in respect of its master servicing activities and (b) subservicing and other related compensation payable to the subservicer, and such compensation paid to the master servicer as the direct servicer of a mortgage loan for which there is no subservicer.

The primary compensation to be paid to the master servicer for its master servicing activities will be its servicing fee equal to a per annum percentage of the outstanding principal balance of each mortgage loan. As described in the related base prospectus, a subservicer is entitled to servicing compensation in an amount equal to a per annum percentage of the outstanding principal balance of each mortgage loan serviced by it. The master servicer is obligated to pay some ongoing expenses associated with the trust for any series and incurred by the master servicer in connection with its responsibilities under the related pooling and servicing agreement. See “The Pooling and Servicing Agreement—Servicing Compensation and Payment of Expenses” in the related base prospectus for information regarding other possible compensation to the master servicer and subservicers and for information regarding expenses payable by the master servicer.

Reports to Certificateholders

On each distribution date for any series, a distribution date statement will be made available to each certificateholder of that series setting forth certain information with respect to the composition of the payment being made, the Certificate Principal Balance or Notional Amount of an individual certificate following the payment and certain other information relating to the certificates and the mortgage loans of that series. The trustee will make the distribution date statement, and, at its option, any additional files containing the same information in an alternative format, available each month to certificateholders of that series and other parties to the pooling and servicing agreement via the trustee’s internet website, which can be obtained by contacting the trustee at (800) 735-7777. The trustee may modify these distribution procedures if the modified procedures are no less convenient for the certificateholders. The trustee will provide prior notification to the master servicer and the related certificateholders of any such modification with respect to any series.

Voting Rights

There are actions specified in the related base prospectus that may be taken by holders of certificates of any series evidencing a specified percentage of all undivided interests in the related trust and may be taken by holders of certificates entitled in the aggregate to that percentage of the voting rights. All voting rights will be allocated among all holders of the Class A, Class M and Class B Certificates, in proportion to their then outstanding Certificate Principal Balances, except a certain percentage of voting rights will be allocated to the Class SB Certificates and Class R Certificates and certain other classes of certificates as otherwise described in the pooling and servicing agreement for that series. The pooling and servicing agreement for any series may be amended without the consent of the holders of the Residual Certificates of that series in specified circumstances.

S-49

Termination

The circumstances under which the obligations created by the pooling and servicing agreement for any series will terminate relating to the offered certificates of that series are described under “The Pooling and Servicing Agreement —Termination; Retirement of Certificates” in the related base prospectus. The master servicer will have the option, on any distribution date on which the aggregate Stated Principal Balance of the mortgage loans included in the trust established for any series is less than 10% of the aggregate principal balance of the mortgage loans included in the trust established for that series as of the cut-off date for that series after deducting payments of principal due during the month of the cut-off date, either to purchase all remaining mortgage loans and other assets in the trust for that series, thereby effecting early retirement of the offered certificates or to purchase, in whole but not in part, the certificates. Any such purchase of mortgage loans and other assets of the trust for that series shall be made at a price equal to the sum of (a) 100% of the unpaid principal balance of each mortgage loan or the fair market value of the related underlying mortgaged properties with respect to defaulted mortgage loans as to which title to such mortgaged properties has been acquired if such fair market value is less than such unpaid principal balance, net of any unreimbursed Advance attributable to principal, as of the date of repurchase plus (b) accrued interest thereon at the Net Mortgage Rate to, but not including, the first day of the month in which the repurchase price is distributed. The optional termination price paid by the master servicer will also include certain amounts owed by Residential Funding as seller of the mortgage loans included in the trust established for that series, under the terms of the agreement pursuant to which Residential Funding sold the mortgage loans to the depositor, that remain unpaid on the date of the optional termination.

Distributions on the certificates of any series relating to any optional termination will be paid, first, to the Class A Certificates, second, to the Class M Certificates in the order of their payment priority third, to the Class B Certificates, and fourth, except as set forth in the pooling and servicing agreement, to the Class SB Certificates and the Class R Certificates. The proceeds of any such distribution may not be sufficient to distribute the full amount to each class of certificates of that series if the purchase price is based in part on the fair market value of the underlying mortgaged property and the fair market value is less than 100% of the unpaid principal balance of the related mortgage loan. Any such purchase of the offered certificates as discussed above will be made at a price equal to 100% of the aggregate Certificate Principal Balance of the offered certificates plus the Accrued Certificate Interest thereon, for the immediately preceding Interest Accrual Period at the then-applicable pass-through rate and any previously unpaid Accrued Certificate Interest. Promptly after the purchase of such certificates of any series, the master servicer shall terminate the trust for that series in accordance with the terms of the related pooling and servicing agreement.

Upon presentation and surrender of the offered certificates in connection with the termination of the trust or a purchase of certificates for any series under the circumstances described in the two preceding paragraphs, the holders of the offered certificates of that series will be entitled to receive an amount equal to the Certificate Principal Balance of that class plus Accrued Certificate Interest thereon for the immediately preceding Interest Accrual Period at the then-applicable pass-through rate, plus any previously unpaid Accrued Certificate Interest and any Prepayment Interest Shortfalls. The offered certificates will not, however, receive the amount of any Basis Risk Shortfall or Basis Risk Shortfall Carry Forward Amount in connection with any such purchase of the offered certificates by the master servicer. In addition, distributions to the holders of the most subordinate class of certificates of that series outstanding with a Certificate Principal Balance greater than zero will be reduced, as described in the preceding paragraph, in the case of the termination of the trust for that series resulting from a purchase of all the assets of that trust.

.

S-50

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Upon the issuance of the certificates, Orrick, Herrington & Sutcliffe LLP, counsel to the depositor, will render an opinion to the effect that, assuming compliance with all provisions of the pooling and servicing agreement, for federal income tax purposes, the trust (exclusive of the yield maintenance agreement, if applicable, and any carryover shortfall reserve funds) will qualify as one or more REMICs under the Internal Revenue Code.

For federal income tax purposes:

•	the Class R Certificates collectively will represent ownership of the sole class of “residual interests” in each of the REMICs; and
•

each class of offered certificates and the Class SB Certificates will represent ownership of “regular interests” in a REMIC, will generally be treated as debt instruments of that REMIC and will also represent the right to receive payments from a reserve fund, which consists of certain distributions from Excess Cash Flow and, if applicable, payments under the yield maintenance agreement.

See “Material Federal Income Tax Consequences—REMICs” in the related base prospectus.

For federal income tax purposes, the offered certificates may be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of market discount and premium, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to 100% of the prepayment assumption used to price the offered certificates. No representation is made that the mortgage loans will prepay at those rates or at any other rate. See “Material Federal Income Tax Consequences—General” and “—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” in the related base prospectus.

The holders of the offered certificates will be required to include in income interest on their certificates in accordance with the accrual method of accounting.

If the method for computing original issue discount described in the related base prospectus results in a negative amount for any period with respect to a certificateholder, the amount of original issue discount allocable to that period would be zero and the certificateholder will be permitted to offset that negative amount only against future original issue discount, if any, attributable to those certificates.

In some circumstances the OID regulations permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that the holder of a certificate may be able to select a method for recognizing original issue discount that differs from that used by the master servicer in preparing reports to the certificateholders and the Internal Revenue Service, or IRS.

Certain classes of offered certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of one of those classes of certificates will be treated as holding a certificate with amortizable bond premium will depend on the certificateholder’s purchase price and the distributions remaining to be made on the certificate at the time of its acquisition by the certificateholder. The use of a zero prepayment assumption may be required in calculating the amortization of premium. Holders of those classes of certificates should consult their tax advisors regarding the possibility of making an election to amortize such premium. See “Material Federal Income

S-51

Tax Consequences—REMICs—Taxation of Owners of REMIC Regular Certificates” and “—Premium” in the related base prospectus.

The IRS has issued the OID Regulations under sections 1271 to 1275 of the Internal Revenue Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the offered certificates should be aware that Section 1272(a)(6) of the Internal Revenue Code and the OID Regulations do not adequately address some issues relevant to, or applicable to, prepayable securities bearing an adjustable rate of interest such as the offered certificates. In the absence of other authority, the master servicer intends to be guided by certain principles of the OID Regulations applicable to adjustable rate debt instruments in determining whether such certificates should be treated as issued with original issue discount and in adapting the provisions of Section 1272(a)(6) of the Internal Revenue Code to such certificates for the purpose of preparing reports furnished to certificateholders and the IRS. Because of the uncertainties concerning the application of Section 1272(a)(6) of the Internal Revenue Code to such certificates and because the rules relating to debt instruments having an adjustable rate of interest are limited in their application in ways that could preclude their application to such certificates even in the absence of Section 1272(a)(6) of the Internal Revenue Code, the IRS could assert that the offered certificates should be governed by some other method not yet set forth in regulations or should be treated as having been issued with original issue discount. Prospective purchasers of the offered certificates are advised to consult their tax advisors concerning the tax treatment of such certificates.

Each holder of an offered certificate is deemed to own an undivided beneficial ownership interest in a REMIC regular interest and a right to receive payments from a reserve fund with respect to Basis Risk Shortfall Carry Forward Amounts. The reserve fund will consist of a portion of excess cash flow and amounts received under the interest rate cap agreements. The treatment of amounts received by an offered certificateholder under such certificateholder’s right to receive payments under the reserve fund will depend on the portion, if any, of such offered certificateholder’s purchase price allocable thereto. Under the REMIC regulations, each holder of an offered certificate must allocate its purchase price for that certificate between its undivided interest in the REMIC regular interest and its undivided interest in the right to receive certain payments with respect to Basis Risk Shortfall Carry Forward Amounts in accordance with the relative fair market values of each property right. Such allocations will be used for, among other things, purposes of computing any original issue discount, market discount or premium, as well as for determining gain or loss upon disposition. It is intended that certain payments made to the holders of the offered certificates with respect to Basis Risk Shortfall Carry Forward Amounts be treated as includible in income based on, and the purchase price allocated to the reserve fund may be amortized in accordance with, the tax regulations relating to notional principal contracts. In the case of non-corporate holders of the offered certificates, the amortization of the purchase price may be subject to limitations as an itemized deduction, and may not be useable at all if the taxpayer is subject to the alternative minimum tax. However, regulations have recently been proposed that modify the taxation of notional principal contracts that contain contingent nonperiodic payments. As the application of such regulations (i.e., whether they apply, and if so, how they apply) are, at this time, unclear, holders of the offered certificates should consult with their own tax advisors with respect to the proper treatment of their interest in the reserve fund. The OID regulations provide that the trust’s determination of the issue price of the REMIC regular interest is binding on all holders unless the holder explicitly discloses on its tax return that its allocation is different from the trust’s allocation.

Under the REMIC regulations, the master servicer is required to account for the REMIC regular interest and the right to receive payments with respect to Basis Risk Shortfall Carry Forward Amounts as discrete property rights. It is possible that the right to receive payments with respect to the reserve fund could be treated as a partnership among the holders of the offered certificates and Class SB Certificates, in which case holders of the offered certificates would be subject to potentially different timing of income and foreign holders of the offered certificates could be subject to withholding in respect of any payments with respect to the reserve fund. Holders of the offered certificates are advised to consult their own tax

S-52

advisors regarding the allocation of issue price, timing, character and source of income and deductions resulting from the ownership of their certificates. Treasury regulations have been promulgated under Section 1275 of the Internal Revenue Code generally providing for the integration of a “qualifying debt instrument” with a hedge if the combined cash flows of the components are substantially equivalent to the cash flows on a variable rate debt instrument. However, such regulations specifically disallow integration of debt instruments subject to Section 1272(a)(6) of the Internal Revenue Code. Therefore, holders of the offered certificates will be unable to use the integration method provided for under such regulations with respect to such certificates.

To the extent that the right to receive payments with respect to the reserve fund are characterized as a “notional principal contract” for federal income tax purposes, upon the sale of an offered certificate, the amount of the sale allocated to the selling certificateholder’s right to receive such payments would be considered a “termination payment” under the notional principal contract regulations allocable to the related certificate. An offered certificateholder would have gain or loss from such a termination of the right to receive payments equal to (i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of any amount paid, or deemed paid, by the certificateholder upon entering into or acquiring its interest in the right to receive payments under the reserve fund. In addition, this calculation may have to be adjusted if the recently proposed regulations referred to above apply to the right to receive payments from the reserve fund.

Gain or loss realized upon the termination of the right to receive certain payments with respect to the reserve fund will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Internal Revenue Code Section 582(c) would likely not apply to treat such gain or loss as ordinary.

This paragraph applies to the portion of each offered certificate exclusive of any rights in respect to payments with respect to Basis Risk Shortfall Carry Forward Amounts. That portion of the offered certificates will be treated as assets described in Section 7701(a)(19)(C) of the Internal Revenue Code and “real estate assets” under Section 856(c)(4)(A) of the Internal Revenue Code generally in the same proportion that the assets of the trust would be so treated. In addition, interest on the offered certificates, exclusive of any interest received with respect to Basis Risk Shortfall Carry Forward Amounts, will be treated as “interest on obligations secured by mortgages on real property” under Section 856(c)(3)(B) of the Internal Revenue Code generally to the extent that such offered certificates are treated as “real estate assets” under Section 856(c)(4)(A) of the Internal Revenue Code. Moreover, the specified portion of the offered certificates will be “qualified mortgages” within the meaning of Section 860G(a)(3) of the Internal Revenue Code. However, prospective investors in offered certificates that will be generally treated as assets described in Section 860G(a)(3) of the Internal Revenue Code should note that, notwithstanding such treatment, any repurchase of such a certificate pursuant to the right of the master servicer or the depositor to repurchase such offered certificates may adversely affect any REMIC that holds such offered certificates if such repurchase is made under circumstances giving rise to a prohibited transaction tax. See “Pooling and Servicing Agreement—Termination” in this term sheet supplement and “Material Federal Income Tax Consequences—REMICs—Characterization of Investments in REMIC Certificates” in the related base prospectus.

The holders of the offered certificates will be required to include in income interest on their certificates in accordance with the accrual method of accounting. As noted above, each holder of an offered certificate will be required to allocate a portion of the purchase price paid for its certificates to the right to receive certain payments with respect to the reserve fund. The value of the right to receive any such payments under the reserve fund is a question of fact which could be subject to differing interpretations. Because the right to receive such payments under the reserve fund is treated as a separate right of the offered certificates not payable by any REMIC, such right will not be treated as a qualifying asset for any such certificateholder that is a mutual savings bank, domestic building and loan association,

S-53

real estate investment trust, or real estate mortgage investment conduit and any amounts received in respect thereof will not be qualifying real estate income for real estate investment trusts.

Any money deposited into the reserve fund on a distribution date will be distributed to the certificateholders on the same distribution date in accordance with the payment priorities described in this term sheet supplement.

For further information regarding federal income tax consequences of investing in the offered certificates, see “Material Federal Income Tax Consequences—REMICs” in the related base prospectus.

Special Tax Considerations Applicable to Residual Certificates

The IRS has issued REMIC regulations under the provisions of the Internal Revenue Code that significantly affect holders of Residual Certificates. The REMIC regulations impose restrictions on the transfer or acquisition of some residual interests, including the Residual Certificates. The pooling and servicing agreement includes other provisions regarding the transfer of Residual Certificates, including:

• the requirement that any transferee of a Residual Certificate provide an affidavit representing that the transferee:

• is not a disqualified organization;

• is not acquiring the Residual Certificate on behalf of a disqualified organization; and

• will maintain that status and will obtain a similar affidavit from any person to whom the transferee shall subsequently transfer a Residual Certificate;

• a provision that any transfer of a Residual Certificate to a disqualified organization shall be null and void; and

• a grant to the master servicer of the right, without notice to the holder or any prior holder, to sell to a purchaser of its choice any Residual Certificate that shall become owned by a disqualified organization despite the first two provisions above.

In addition, under the pooling and servicing agreement, the Residual Certificates may not be transferred to non-United States persons.

The REMIC regulations also provide that a transfer to a United States person of “noneconomic” residual interests will be disregarded for all federal income tax purposes, and that the purported transferor of “noneconomic” residual interests will continue to remain liable for any taxes due with respect to the income on the residual interests, unless “no significant purpose of the transfer was to impede the assessment or collection of tax.” Based on the REMIC regulations, the Residual Certificates may constitute noneconomic residual interests during some or all of their terms for purposes of the REMIC regulations and, accordingly, unless no significant purpose of a transfer is to impede the assessment or collection of tax, transfers of the Residual Certificates may be disregarded and purported transferors may remain liable for any taxes due relating to the income on the Residual Certificates. All transfers of the Residual Certificates will be restricted in accordance with the terms of the pooling and servicing agreement that are intended to reduce the possibility of any transfer of a Residual Certificate being disregarded to the extent that the Residual Certificates constitute noneconomic residual interests. See “Material Federal Income Tax Consequences —REMICs—Taxation of Owners of REMIC Residual Certificates—Noneconomic REMIC Residual Certificates” in the related base prospectus.

The IRS has issued final REMIC regulations that add to the conditions necessary to assure that a transfer of a non-economic residual interest would be respected. The additional conditions require that in

S-54

order to qualify as a safe harbor transfer of a residual, the transferee represent that it will not cause the income “to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the transferee or another U.S. taxpayer” and either (i) the amount received by the transferee be no less on a present value basis than the present value of the net tax detriment attributable to holding the residual interest reduced by the present value of the projected payments to be received on the residual interest or (ii) the transfer is to a domestic taxable corporation with specified large amounts of gross and net assets and that meets certain other requirements where agreement is made that all future transfers will be to taxable domestic corporations in transactions that qualify for the same “safe harbor” provision. Eligibility for the safe harbor requires, among other things, that the facts and circumstances known to the transferor at the time of transfer not indicate to a reasonable person that the taxes with respect to the residual interest will not be paid, with an unreasonably low cost for the transfer specifically mentioned as negating eligibility. The regulations generally apply to transfers of residual interests occurring on or after February 4, 2000, although certain of their provisions apply only to transfers of residual interests occurring on or after August 19, 2002. See “Material Federal Income Tax Consequences —REMICs—Taxation of Owners of REMIC Residual Certificates—Noneconomic REMIC Residual Certificates” in the related base prospectus.

The Residual Certificateholders may be required to report an amount of taxable income with respect to the earlier accrual periods of the terms of the REMICs that significantly exceeds the amount of cash distributions received by the Residual Certificateholders from the REMICs with respect to those periods. Furthermore, the tax on that income may exceed the cash distributions with respect to those periods. Consequently, Residual Certificateholders should have other sources of funds sufficient to pay any federal income taxes due in the earlier years of each REMIC’s term as a result of their ownership of the Residual Certificates. In addition, the required inclusion of this amount of taxable income during the REMICs’ earlier accrual periods and the deferral of corresponding tax losses or deductions until later accrual periods or until the ultimate sale or disposition of a Residual Certificate, or possibly later under the “wash sale” rules of Section 1091 of the Internal Revenue Code, may cause the Residual Certificateholders’ after-tax rate of return to be zero or negative even if the Residual Certificateholders’ pre-tax rate of return is positive. That is, on a present value basis, the Residual Certificateholders’ resulting tax liabilities could substantially exceed the sum of any tax benefits and the amount of any cash distributions on the Residual Certificates over their life.

The rules for accrual of OID with respect to certain classes of certificates are subject to significant complexity and uncertainty. Because OID on the certificates will be deducted by the related REMIC in determining its taxable income, any changes required by the IRS in the application of those rules to the certificates may significantly affect the timing of OID deductions to the related REMIC and therefore the amount of the related REMIC’s taxable income allocable to holders of the Residual Certificates.

An individual, trust or estate that holds, whether directly or indirectly through pass-through entities, a Residual Certificate, may have significant additional gross income with respect to, but may be limited on the deductibility of, servicing and trustee’s fees and other administrative expenses properly allocable to each REMIC in computing the certificateholder’s regular tax liability and will not be able to deduct those fees or expenses to any extent in computing the certificateholder’s alternative minimum tax liability. See “Material Federal Income Tax Consequences— REMICs—Taxation of Owners of REMIC Residual Certificates—Possible Pass-Through of Miscellaneous Itemized Deductions” in the related base prospectus.

On May 11, 2004, the IRS issued final regulations relating to the federal income tax treatment of “inducement fees” received by transferees of non-economic REMIC residual interests, adopting without change the proposed regulations as described in the related base prospectus. See “Material Federal Income Tax Consequences—REMICS—Taxation of Owners of REMIC Residual Certificates—General”

S-55

in the related base prospectus. These regulations are effective for taxable years ending on or after May 11, 2004. Holders of Residual Certificates should consult their tax advisors regarding the effect of these regulations.

The IRS has issued proposed regulations that, if adopted as final regulations, would cause the question of whether a transfer of residual interests will be respected for federal income tax purposes to be determined in the audits of the transferee and transferor rather than an item to be determined as a partnership item in the audit of the REMIC’s return.

Residential Funding will be designated as the “tax matters person” with respect to each REMIC as defined in the REMIC Provisions, as defined in the related base prospectus, and in connection therewith will be required to hold not less than 0.01% of each class of Residual Certificates.

Purchasers of the Residual Certificates are strongly advised to consult their tax advisors as to the economic and tax consequences of investment in the Residual Certificates.

For further information regarding the federal income tax consequences of investing in the Residual Certificates, see “Certain Yield and Prepayment Considerations—Additional Yield Considerations Applicable Solely to the Residual Certificates” in this term sheet supplement and “Material Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Residual Certificates” in the related base prospectus.

Tax Return Disclosure and Investor List Requirements

Recent Treasury pronouncements directed at abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. Regulations require taxpayers to report certain disclosures on IRS form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, including the existence of book-tax differences common to financial transactions, one or more of which may be present with respect to your investment in the certificates. Congress has enacted provisions that impose significant penalties for failure to comply with these disclosure requirements. Investors in Residual Certificates should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment, and should be aware that the issuer and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as they determine apply to them with respect to this transaction.

Notwithstanding any other express or implied agreement to the contrary, the depositor, the issuer, the underwriters and each recipient of this term sheet supplement and the related base prospectus agree that each of them and each of their employees, representatives, and other agents may disclose, immediately upon commencement of discussions, to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind, including opinions or other tax analyses, that are provided to any of them relating to the tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.

Penalty Protection

If penalties were asserted against purchasers of the offered certificates in respect of their treatment of the offered certificates for tax purposes, the summary of tax considerations contained, and the opinions stated, herein and in the related base prospectus may not meet the conditions necessary for purchasers’ reliance on that summary and those opinions to exculpate them from the asserted penalties.

S-56

USE OF PROCEEDS

The net proceeds from the sale of the offered certificates of any series to the underwriter or the underwriters for any series will be paid to the depositor. The depositor will use the proceeds to purchase the mortgage loans included in the trust established for that series or for general corporate purposes. See “Method of Distribution” in this term sheet supplement.

METHOD OF DISTRIBUTION

In accordance with the terms and conditions of the related underwriting agreement for any series, each underwriter set forth in any final term sheet and the prospectus supplement for that series with respect to any class of offered certificates of that series will serve as an underwriter for each applicable class and will agree to purchase and the depositor will agree to sell each applicable class of the Senior Certificates of that series and the Class M Certificates of that series, except that a de minimis portion of the Residual Certificates of that series will be retained by Residential Funding. Each applicable class of certificates of any series being sold to an underwriter are referred to as the underwritten certificates for any series. It is expected that delivery of the underwritten certificates, other than the Residual Certificates, will be made only in book-entry form through the Same Day Funds Settlement System of DTC, and that the delivery of the Residual Certificates for any series, other than the de minimis portion retained by Residential Funding, will be made at the offices of the applicable underwriter on the closing date for that series against payment therefor in immediately available funds.

In connection with the underwritten certificates, of any series, each underwriter has agreed, in accordance with the terms and conditions of the related underwriting agreement for that series, to purchase all of each applicable class of the underwritten certificates of that series if any of that class of the underwritten certificates of that series are purchased thereby.

Any related underwriting agreement for any series provides that the obligation of the underwriter to pay for and accept delivery of each applicable class of the underwritten certificates is subject to, among other things, the receipt of legal opinions and to the conditions, among others, that no stop order suspending the effectiveness of the depositor’s registration statement shall be in effect, and that no proceedings for that purpose shall be pending before or threatened by the Securities and Exchange Commission.

The distribution of the underwritten certificates of any series by any applicable underwriter may be effected from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of the underwritten certificates for any series, before deducting expenses payable by the depositor, shall be set forth in the prospectus supplement for that series. The underwriter for any class of any series may effect these transactions by selling the applicable underwritten certificates of any series to or through dealers, and those dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter for whom they act as agent. In connection with the sale of the applicable underwritten certificates of any series, the underwriter for any class of that series may be deemed to have received compensation from the depositor in the form of underwriting compensation. The underwriter and any dealers that participate with the underwriter in the distribution of the underwritten certificates of any series may be deemed to be underwriters of that series and any profit on the resale of the underwritten certificates of that series positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Each underwriting agreement for any series will provide that the depositor will indemnify the underwriter, and that under limited circumstances the underwriter will indemnify the depositor, against some liabilities under the Securities Act, or contribute to payments required to be made in respect thereof.

S-57

There is currently no secondary market for the offered certificates. The underwriter for any class of any series may make a secondary market in the underwritten certificates of that series but is not obligated to do so. There can be no assurance that a secondary market for the offered certificates of any series will develop or, if it does develop, that it will continue. The offered certificates will not be listed on any securities exchange.

If more than one underwriter has agreed to purchase offered certificates, those underwriters will be identified in the final term sheet with respect to such class of certificates.

The primary source of information available to investors concerning the offered certificates of any series will be the monthly statements discussed in the related base prospectus under “Description of the Certificates—Reports to Certificateholders” and in this term sheet supplement under “Pooling and Servicing Agreement—Reports to Certificateholders,” which will include information as to the outstanding principal balance or notional amount of the offered certificates of that series. There can be no assurance that any additional information regarding the offered certificates of any series will be available through any other source. In addition, the depositor is not aware of any source through which price information about the offered certificates will be available on an ongoing basis. The limited nature of this information regarding the offered certificates may adversely affect the liquidity of the offered certificates, even if a secondary market for the offered certificates for any series becomes available.

LEGAL OPINIONS

Certain legal matters relating to the certificates of any series will be passed upon for the depositor, and Residential Funding Securities Corporation if it is an underwriter of that series, by Orrick, Herrington & Sutcliffe LLP, New York, New York and for each underwriter, other than Residential Funding Securities Corporation, by Thacher Proffitt & Wood LLP, New York, New York.

RATINGS

It is a condition of the issuance of the offered certificates that each class of offered certificates be assigned at least the ratings designated in the final term sheet for a class of certificates by one or more rating agencies including by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Standard & Poor’s or S&P, Moody’s Investors Service, Inc. or Moody’s, or Fitch Ratings, or Fitch.

Standard & Poor’s ratings on mortgage pass-through certificates address the likelihood of the receipt by certificateholders of payments required under the related pooling and servicing agreement. Standard & Poor’s ratings take into consideration the credit quality of the related mortgage pool, structural and legal aspects associated with the related certificates, and the extent to which the payment stream in the related mortgage pool is adequate to make payments required under the related certificates. Standard & Poor’s rating on the certificates of any series will not, however, constitute a statement regarding frequency of prepayments on the related mortgage loans. See “Certain Yield and Prepayment Considerations” in this term sheet supplement. The rating on the Residual Certificates only addresses the return of its Certificate Principal Balance and interest on the Residual Certificates at the related pass-through rate.

The rating assigned by Moody’s to the offered certificates address the likelihood of the receipt by the offered certificateholders of all distributions to which they are entitled under the pooling and servicing agreement. Moody’s ratings reflect its analysis of the riskiness of the mortgage loans and the structure of the transaction as described in the pooling and servicing agreement. Moody’s ratings do not address the effect on the certificates’ yield attributable to prepayments or recoveries on the mortgage loans.

The ratings assigned by Fitch to mortgage pass-through certificates address the likelihood of the receipt by certificateholders of all distributions to which they are entitled under the transaction structure. Fitch’s ratings reflect its analysis of the riskiness of the underlying mortgage loans and the structure of the

S-58

transaction as described in the operative documents. Fitch’s ratings do not address the effect on the certificates’ yield attributable to prepayments or recoveries on the underlying mortgage loans. The rating on any class of Residual Certificates only addresses the return of its Certificate Principal Balance and interest on that class Residual Certificates at the related pass-through rate.

The ratings do not address the likelihood of the receipt of any amounts in respect of Carryover Shortfall Amounts.

There can be no assurance as to whether any rating agency other than the rating agencies designated in the final term sheet for a class of certificates will rate the Senior Certificates or the Class M Certificates of any series, or, if it does, what rating would be assigned by any other rating agency. A rating on the certificates of any series by another rating agency, if assigned at all, may be lower than the ratings assigned to the certificates of that series by the rating agency or rating agencies requested by the depositor to rate those certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating. In the event that the ratings initially assigned to the offered certificates of any series are subsequently lowered for any reason, no person or entity is obligated to provide any additional support or credit enhancement with respect to the offered certificates.

LEGAL INVESTMENT

The offered certificates identified in the final term sheet with respect to such class of certificates will constitute “mortgage related securities” for purposes of SMMEA so long as they are rated in at least the second highest rating category by one of the rating agencies, and, as such, are legal investments for some entities to the extent provided in SMMEA. SMMEA provides, however, that states could override its provisions on legal investment and restrict or condition investment in mortgage related securities by taking statutory action on or prior to October 3, 1991. Some states have enacted legislation which overrides the preemption provisions of SMMEA. The remaining classes of certificates will not constitute “mortgage related securities” for purposes of SMMEA.

One or more classes of the offered certificates of any series may be viewed as “complex securities” under TB 73a and TB 13a, which apply to thrift institutions regulated by the OTS.

The depositor makes no representations as to the proper characterization of any class of the offered certificates of any series for legal investment or other purposes, or as to the ability of particular investors to purchase any class of the offered certificates of any series under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates of any series. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of the offered certificates of any series constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment Matters” in the related base prospectus.

ERISA CONSIDERATIONS

A fiduciary of any ERISA plan, any insurance company, whether through its general or separate accounts, or any other person investing ERISA plan assets of any ERISA plan, as defined under “ERISA Considerations—ERISA Plan Asset Regulations” in the related base prospectus, should carefully review with its legal advisors whether the purchase or holding of offered certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA or Section 4975 of the Internal Revenue

S-59

Code. The purchase or holding of the [Senior (Non Subordinate)] Certificates, as well as the [Senior Support] and [Subordinate] Certificates by or on behalf of, or with ERISA plan assets of, an ERISA plan may qualify for exemptive relief under the RFC exemption, as described under “ERISA Considerations—Prohibited Transaction Exemption” in the related base prospectus, provided that those certificates are rated at least “BBB-” (or its equivalent) by Standard & Poor’s, Moody’s or Fitch Ratings, or Fitch, at the time of purchase. The RFC exemption contains a number of other conditions which must be met for the RFC exemption to apply, including the requirements that (1) any ERISA plan must be an “accredited investor” as defined in Rule 501(a)(1) of Regulation D under the Securities Act, and (2) in the case of the [Senior Support] and [Subordinate] Certificates, none of the mortgage loans may be less than fully secured and, in the case of the Class [Senior (Non Subordinate)] Certificates, none of the mortgage loans may have an LTV ratio that exceeds 125%, based on the fair market value of the collateral on the closing date of the mortgage loans represented by the certificates and all other mortgage loans secured by a lien of equal or higher priority on the same collateral. All of the mortgage loans represented by the offered certificates provide for negative amortization. Although each mortgage loan represented by the offered certificates will be fully secured as of the closing date, it is conceivable that, after the closing date, a small percentage of the loans could, due to negative amortization, have an outstanding balance that exceeds 100%, but not 125%, of the value of the related collateral. The mortgage pool has been so structured as to reduce to an immaterial level the probability that such a result would occur.

The Department of Labor issued Prohibited Transaction Exemption, or PTE, 2002-41, 67 Fed. Reg. 54487 (August 22, 2002) which amended the RFC exemption and similar exemptions issued to other underwriters. This allows the trustee to be affiliated with the underwriters despite the restriction in PTE 2000-58 to the contrary.

Each beneficial owner of Class M Certificates or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not an ERISA plan investor; (ii) it has acquired and is holding such Class M Certificates in reliance on the RFC exemption, and it understands that there are certain conditions to the availability of the RFC exemption, including that the Class M Certificates must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by Standard & Poor’s, Fitch or Moody’s; or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Section V(e) of Prohibited Transaction Class Exemption, or PTCE, 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

If any Class M Certificate or any interest therein is acquired or held in violation of the conditions described in the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that Class M Certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any such certificate or interest therein was effected in violation of the conditions described in the preceding paragraph shall indemnify and hold harmless the depositor, the trustee, the master servicer, any subservicer, the underwriters and the trust from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

Because the exemptive relief afforded by the RFC exemption or any similar exemption that might be available will not likely apply to the purchase, sale or holding of the Residual Certificates, transfers of those certificates to any ERISA plan investor will not be registered by the trustee unless the transferee provides the depositor, the trustee and the master servicer with an opinion of counsel satisfactory to those entities, which opinion will not be at the expense of those entities, that the purchase of those certificates by or on behalf of the ERISA plan investor:

•	is permissible under applicable law;

S-60

•	will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code; and
•	will not subject the depositor, the trustee or the master servicer to any obligation in addition to those undertaken in the pooling and servicing agreement.

Any fiduciary or other investor of ERISA plan assets that proposes to acquire or hold the offered certificates on behalf of or with ERISA plan assets of any ERISA plan should consult with its counsel with respect to: (i) whether the specific and general conditions and the other requirements in the RFC exemption would be satisfied, or whether any other prohibited transaction exemption would apply, and (ii) the potential applicability of the general fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code to the proposed investment. See “ERISA Considerations” in the related base prospectus.

The sale of any of the offered certificates to an ERISA plan is in no respect a representation by the depositor or the underwriters that such an investment meets all relevant legal requirements relating to investments by ERISA plans generally or any particular ERISA plan, or that such an investment is appropriate for ERISA plans generally or any particular ERISA plan.

S-61